SCHEDULE 14A INFORMATION

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential,for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ DefinitiveProxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

Allergan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2525 Dupont Drive, Irvine, CA 92612 (714) 246-4500

March 12, 2010

Dear Stockholder:

You are cordially invited to attend our 2010 annual meeting of stockholders, to be held on Thursday, April 29, 2010 at 10:00 a.m., local time, at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California 92614. We hope you will be present to hear management’s report to stockholders. The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. We urge you to read this information carefully.

Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares of Allergan stock you own, it is important that your shares be represented at the annual meeting. This year, we are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting, our Proxy Statement, our 2009 Annual Report and a proxy card or voting instruction form. The Notice contains instructions on how to access those documents on the Internet and how to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you receive a paper copy of our proxy materials, you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided, or by utilizing the telephone or Internet voting systems.

David E.I. Pyott

Chairman of the Board

and Chief Executive Officer

2525 Dupont Drive, Irvine, CA 92612

NOTICE OF ANNUAL MEETING OF ALLERGAN, INC. STOCKHOLDERS

TO BE HELD ON APRIL 29, 2010

TO OUR STOCKHOLDERS:

The 2010 annual meeting of stockholders of Allergan, Inc. will be held on Thursday, April 29, 2010 at 10:00 a.m., local time, at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California 92614. We will consider and act on the following items of business at the annual meeting:

1.	Election of four Class III directors to serve for three-year terms until our annual meeting of stockholders in 2013 and until their successors are duly elected and qualified. The nominees for election to our board of directors are Michael R. Gallagher, Gavin S. Herbert, Dawn Hudson and Stephen J. Ryan M.D.;

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010;

3.	Approval of four amendments to our Restated Certificate of Incorporation; and

4.	Such other business as may properly come before the annual meeting.

The Proxy Statement accompanying this notice describes each of these items of business in more detail. Our board of directors recommends: a vote FOR each of the four nominees for director named in the Proxy Statement; a vote FOR the appointment of Ernst & Young LLP; and a vote FOR each of the four amendments to our Restated Certificate of Incorporation.

If you were a holder of record of Allergan common stock at the close of business on March 4, 2010, you are entitled to notice of and to vote at the annual meeting.

By Order of the Board of Directors

Douglas S. Ingram

Executive Vice President,

Chief Administrative Officer and Secretary

Irvine, California

March 12, 2010

ALLERGAN, INC.

2525 Dupont Drive, Irvine, CA 92612

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 29, 2010

i

ii

ALLERGAN, INC.

2525 Dupont Drive, Irvine, CA 92612

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 29, 2010

PROXY STATEMENT

Solicitation of Proxies is Made by Allergan’s Board of Directors

The board of directors of Allergan, Inc. (“Allergan,” “we,” “our” or “us”) is soliciting proxies to be used at the annual meeting of stockholders, to be held on Thursday, April 29, 2010 at 10:00 a.m., local time, at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California 92614, and at any continuation, adjournment or postponement thereof. Directions to attend the annual meeting can be found on our Internet website, www.allergan.com.1

As permitted by the Securities and Exchange Commission (“SEC”), Allergan is providing most stockholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about March 19, 2010, we will mail to most stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials over the Internet and mail printed copies of the proxy materials to the rest of our stockholders. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in our Proxy Statement and our 2009 Annual Report to Stockholders. The Notice also instructs you on how to submit your proxy via the Internet. If you receive the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 29, 2010:

Our Proxy Statement and our 2009 Annual Report to Stockholders are Available at www.proxyvote.com. This website address contains the following documents: the Notice of the Annual Meeting, our Proxy Statement and our 2009 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our common stock as of March 4, 2010 may vote at the annual meeting. As of the record date, there were 304,142,257 shares of our common stock (exclusive of approximately 3,369,631 shares of common stock held in treasury) outstanding, each entitled to one vote. The shares of common stock held in our treasury will not be voted at the annual meeting. There were approximately 5,530 stockholders of record as of the record date.

How You Can Vote

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. If you are the record holder of your stock, you may vote by submitting your proxy via the Internet, by telephone or through the mail.

To vote via the Internet, follow the instructions on the Notice or go to the Internet address stated on your proxy card. To vote by telephone, call the number on your proxy card. If you receive only the Notice, you may follow the procedures outlined in the Notice to request a proxy card.

[1]	References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement.

As an alternative to voting by telephone or via the Internet, you may vote by mail. If you receive only the Notice, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you receive a paper copy of the proxy materials and wish to vote by mail, simply mark your proxy card, date and sign it and return it in the postage-prepaid envelope. If you do not have the postage-prepaid envelope, please mail your completed proxy card to the following address: Allergan, Inc., c/o Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, NY 11717.

If you hold your shares of common stock in street name you will receive the Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of our Proxy Statement and proxy card by following the instructions on the Notice provided by your broker, bank or other nominee.

The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on April 28, 2010. Stockholders who submit a proxy via the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by such stockholders. Stockholders who submit a proxy via the Internet or by telephone need not return a proxy card or the form forwarded by your broker, bank or other nominee by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, the individuals named as your proxy holders will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted via the Internet, by telephone and by mail) received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted by the proxy holders named in the enclosed proxy according to the recommendation of our board: “FOR” the election of all of the director nominees; “FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010; and “FOR” the approval of the amendments to our Restated Certificate of Incorporation set forth in Item Nos. 3 through 6. In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the annual meeting and at any continuation, postponement or adjournment of the annual meeting. As of the date of this Proxy Statement, our board does not know of any other items of business that will be presented for consideration at the annual meeting other than those described in this proxy statement.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee. Even if you plan to attend the annual meeting, we encourage you to submit your proxy to vote your shares in advance of the annual meeting.

Stockholders who wish to attend the annual meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the annual meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

How You May Revoke or Change Your Vote

As a stockholder of record, you have the power to revoke your proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to our Secretary at or before the annual meeting;

•	presenting to our Secretary at or before the annual meeting a later dated proxy executed by the person who executed the prior proxy;

•	submitting another proxy by telephone or via the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the annual meeting and voting in person.

Attendance at the annual meeting will not, by itself, revoke a proxy. Any written notice of revocation or delivery of a subsequent proxy by a stockholder of record may be sent to Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623, or hand delivered to our Secretary at or before the voting at the annual meeting.

If you hold your shares through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. If you wish to vote in person, you must obtain a legal proxy issued to you by your broker, bank or other nominee.

Quorum and Required Vote

The inspector of elections appointed for the annual meeting will tabulate votes cast by proxy or in person at the annual meeting. The inspector of elections will also determine whether or not a quorum is present. In order to constitute a quorum for the conduct of business at the annual meeting, a majority of the outstanding shares of our common stock entitled to vote at the annual meeting must be present or represented by proxy at the annual meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists.

Any broker holding shares of record for you is not entitled to vote on certain matters unless the broker receives voting instructions from you. Uninstructed shares, or broker non-votes, result when shares are held by a broker who has not received instructions from its customer on such matters and the broker has so notified us on a proxy form in accordance with industry practice or has otherwise advised us that the broker lacks voting authority.

Election of Directors: Item No. 1. In September 2007, our board amended our Bylaws to adopt a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “for,” “against” or “abstain.” Cumulative voting is not permitted. Under our majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” the nominee. Abstentions and broker non-votes will not count as a vote “for” or “against” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

Ratification of Independent Registered Public Accounting Firm: Item No. 2. The approval of Item No. 2, ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010, requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions on Item No. 2 will have the same effect as a vote against Item No. 2. The approval of Item No. 2 is a routine proposal on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from this proposal.

Approval of Amendments to Our Restated Certificate of Incorporation: Item Nos. 3 – 6. The approval of Item Nos. 3 through 6, regarding amendments to our Restated Certificate of Incorporation, each require the affirmative vote of 66 2/3% of shares outstanding. Abstentions will have the same effect as votes against these proposals. The approval of Item Nos. 3 through 6 are routine proposals on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from these proposals.

Costs of Solicitation

The total cost of this solicitation, including preparing, printing and mailing this Proxy Statement, will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, by facsimile or in person. We have retained Georgeson Inc. to assist in the solicitation of proxies for a fee not to exceed $9,000, plus the reimbursement of reasonable out-of-pocket expenses. We will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of our common stock.

Stockholder List

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours at our corporate headquarters offices located at 2525 Dupont Drive, Irvine, CA 92612 for the ten days prior to the annual meeting, and also at the annual meeting.

Confidentiality

It is our policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances:

•	to allow the independent inspector of elections appointed for the annual meeting to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•

where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of the tabulation of such proxies, ballots or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•

where contacting stockholders by us is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to us by the independent inspector of elections appointed for the annual meeting;

•	aggregate vote totals may be disclosed to us from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	in the event of any solicitation of proxies or written consents with respect to any of our securities by a person other than us of which solicitation we have actual notice.

Item No. 1

ELECTION OF DIRECTORS

Our board currently consists of 12 members and is divided into three classes, with each class consisting of one third of the whole number of our board.

At each annual meeting, the directors elected by stockholders to succeed directors whose terms are expiring are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting after their election and until their successors are duly elected and qualified. Our board appoints directors to fill vacancies on our board, as they occur, as well as vacancies resulting from newly created directorships, in each instance upon the recommendation of the Corporate Governance Committee. A director appointed to fill a vacancy is appointed to the same class as the director he or she succeeds or the class of the created directorship as determined by our board. Newly-appointed directors hold office until the next election by our stockholders of the class to which such directors are appointed. There are currently four Class I directors, four Class II directors and four Class III directors.

Upon the recommendation of the Corporate Governance Committee, our board has nominated each of the following four persons to be elected to serve as a Class III director for a three-year term expiring at the annual meeting of stockholders in 2013. Each of the nominees for election currently serves as a director and has consented to serve for a new term. Each of Messrs. Gallagher and Herbert and Dr. Ryan was elected by our stockholders to his present term of office. Ms. Hudson was appointed to our board effective January 2008.

Name	Age	Position with Us
Michael R. Gallagher	64	Director
Gavin S. Herbert	77	Director
Dawn Hudson	52	Director
Stephen J. Ryan, M.D.	69	Director

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOUR NAMED DIRECTOR NOMINEES.

Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the proxies will be voted for such other person or persons as may be designated by our board, unless our board reduces the number of directors accordingly. As of the date of this Proxy Statement, our board is not aware of any nominee who is unable or will decline to serve as a director.

Information About Nominees and Other Directors

Set forth below are descriptions of the backgrounds of each nominee as well as our other board members and their principal occupations for at least the past five years and their public-company directorships as of the record date as well as those held during the past five years. There are no relationships among any of our directors or among any of our directors and executive officers.

Class III — Nominees for Election at the Annual Meeting; Term to Expire at the Annual Meeting in 2013

MICHAEL R. GALLAGHER, 64, provides our board with a wealth of business and management experience in consumer products. Mr. Gallagher was Chief Executive Officer and a Director of Playtex Products, Inc., a publicly-traded personal care and consumer products manufacturer, from July 1995 through his retirement in December 2004. Prior to that, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman plc, a consumer products company based in London. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak’s subsidiary L&F Products, a cleaning products company, from 1988 until the subsidiary was sold to Reckitt & Colman plc in 1994. Mr. Gallagher held various executive positions with the Lehn & Fink Products group of Sterling Drug, maker of Lysol® and other household cleaning products, from 1984 until its sale to Eastman Kodak in 1988. Mr. Gallagher held various general management and brand management positions with The Clorox Company and The Procter & Gamble Company. Mr. Gallagher is the Chairman of the Board of Advisors of the Haas School of Business, University of California, Berkeley. Mr. Gallagher was elected to our board in 1998 and is a member of the Audit and Finance Committee and the Organization and Compensation Committee.

GAVIN S. HERBERT, 77, our founder and Chairman Emeritus since 1996, brings substantial business and management experience to our board. He had been Chairman of the Board since 1977 and also served as our Chief Executive Officer from 1977 to 1991. Prior to that, Mr. Herbert had been our President and Chief Executive Officer since 1961. He is Chairman of the Board and the founder of Regenesis Bioremediation Products, Inc., a privately-held bioremediation company formed in 1994. Mr. Herbert is a life trustee of the University of Southern California, Chairman of the Board of Roger’s Gardens, a privately-held nursery, and Vice Chairman of the Board of the Beckman Foundation, which makes grants to non-profit research institutions to promote research in chemistry and life sciences. Mr. Herbert is a director of the Doheny Eye Institute, a patient care, vision research and physician education center affiliated with the University of Southern California. Mr. Herbert serves on the board of The Richard Nixon Library and Birthplace Foundation and the Advisory Board for the Foundation of the American Academy of Ophthalmology. In 1994, Mr. Herbert retired as our employee. Mr. Herbert has been our director since 1950 and is a member of the Science & Technology Committee.

DAWN HUDSON, 52, contributes considerable experience in consumer brand management, business strategy and marketing to our board. Ms. Hudson has served as Vice Chairman of The Parthenon Group, an advisory firm focused on strategy consulting, since March 2009. Prior to that, Ms. Hudson served as President and Chief Executive Officer of Pepsi-Cola North America, or PCNA, the multi-billion dollar refreshment beverage unit of PepsiCo, Inc. in the United States and Canada from March 2005 until November 2007. From May 2002 through March 2005, Ms. Hudson served as President of PCNA. In addition, Ms. Hudson served as Chief Executive Officer of the PepsiCo Foodservice Division from March 2005 to November 2007. Prior to joining PepsiCo, Ms. Hudson was Managing Director at D’Arcy Masius Benton & Bowles, a leading advertising agency based in New York. In 2006 and 2007, she was named among Fortune Magazine’s “50 Most Powerful Women in Business.” In 2002, she received the honor of “Advertising Woman of the Year” by Advertising Women of New York. Ms. Hudson was also inducted into the American Advertising Federation’s Advertising Hall of Achievement, and has been featured twice in Advertising Age’s “Top 50 Marketers.” Ms. Hudson is Chairperson of the Board of the Ladies Professional Golf Association and is a director of Lowe’s Companies, Inc., a publicly-traded nationwide chain of home improvement superstores, where she serves on the Compensation Committee and the Governance Committee, and P.F. Chang’s China Bistro, Inc., a publicly-traded national Asian dining restaurant chain. Ms. Hudson was appointed to our board effective January 2008 and is a member of the Audit and Finance Committee and the Organization and Compensation Committee.

STEPHEN J. RYAN, M.D., 69, provides our board with wide-ranging expertise in ophthalmology and is an internationally recognized expert in the field of retinal diseases and ocular trauma, providing congressional testimony on numerous occasions in support of the National Institutes of Health and the National Eye Institute. Dr. Ryan has served as President of the Doheny Eye Institute since 1987 and as the Grace and Emery Beardsley Professor of Ophthalmology at the Keck School of Medicine of the University of Southern California since 1974, where he specializes in diabetic retinopathy, macular degeneration, ocular trauma and vitreoretinal surgery.

Dr. Ryan continues to maintain a clinical practice with an emphasis on retina and macular disease and ocular trauma. Dr. Ryan was Dean of the Keck School of Medicine and Senior Vice President for Medical Care of the University of Southern California from 1991 through June 2004. Dr. Ryan is a Member of the Institute of Medicine of the National Academy of Sciences and is a member and past president of numerous ophthalmologic organizations such as the Association of University Professors of Ophthalmology. Dr. Ryan is the founding President of the National Alliance for Eye and Vision Research. Dr. Ryan is also a member and director of the W.M. Keck Foundation and is a member of the Arnold and Mabel Beckman Foundation. Dr. Ryan was appointed to our board in September 2002, is Chairman of the Science & Technology Committee and is a member of the Audit and Finance Committee.

Class I — Term to Expire at the Annual Meeting in 2011

DEBORAH DUNSIRE, M.D., 47, brings to our board considerable pharmaceutical management and operations experience. Dr. Dunsire has served as President and Chief Executive Officer of Millennium Pharmaceuticals, Inc., The Takeda Oncology Company, focused on discovering, developing and commercializing medicines to improve the lives of patients with cancer, since July 2005. Prior to joining Millennium Pharmaceuticals, Dr. Dunsire was Senior Vice President, Head of North American Oncology Operations from July 2000 to July 2005, and Vice President, Oncology Business Unit from August 1996 to June 2000, of Novartis AG, a publicly-traded company focused on the research and development of products to protect and improve health and well-being. From April 1988 to August 1996, Dr. Dunsire held various positions with Sandoz Laboratories, a pharmaceutical company, in the areas of product management, scientific development and clinical research. Dr. Dunsire is a member of the board of the Biotechnology Industry Organization and numerous nonprofit organizations, such as G&P Foundation for Cancer Research, CancerCare and the Museum of Science, Boston. Dr. Dunsire was the 2001 recipient of the American Cancer Society’s Excalibur Award and is the 2009 recipient of The Healthcare Businesswomen’s Association’s “Woman of The Year.” Dr. Dunsire is a graduate of the medical school of the University of the Witwatersrand, South Africa. Dr. Dunsire was appointed to our board in December 2006 and is a member of the Corporate Governance Committee and the Science & Technology Committee.

TREVOR M. JONES, PH.D., 67, possesses in-depth government relations experience, serving as a member of the UK Government Regulatory Agency-The Medicines Commission, a member of the Prime Minister’s Task Force on the Competitiveness of the Pharmaceutical Industry, and as Chair of the Government Advisory Group on Genetics Research. Prof. Jones served as the Director General of the Association of the British Pharmaceutical Industry, or ABPI, an association representing the interests of approximately 75 British and international pharmaceutical companies, from 1994 through his retirement in August 2004. Prof. Jones also possesses extensive qualifications in pharmaceutical management and operations, as well as drug development. From 1987 to 1994, Prof. Jones was a director at Wellcome plc, a major healthcare business that merged with GlaxoSmithKline plc, where he was responsible for all research and development activities. Prof. Jones received his bachelor of pharmacy degree and Ph.D. from the University of London and is currently a visiting professor at King’s College London. He has also gained an honorary doctorate from the University of Athens as well as honorary doctorates in science from the Universities of Strathclyde, Nottingham, Bath and Bradford in the United Kingdom. Prof. Jones was recognized in the Queen’s Honors List and holds the title of Commander of the British Empire. He is also a fellow of the Royal Society of Chemistry, a fellow of the Royal Society of Medicine, a fellow of the Royal Pharmaceutical Society, an honorary fellow of the Royal College of Physicians and of its Faculty of Pharmaceutical Medicine and an honorary fellow of the British Pharmacological Society. Prof. Jones is Chairman of the Board of ReNeuron Group plc, a UK-based adult stem cell research and development company, and Synexus Ltd., a clinical study recruitment and management specialist organization. He is a board member of Merlin Biosciences’ Fund II, a specialized venture fund focused on life sciences companies, NextPharma Technologies Holdings Ltd., a contract manufacturer in Europe for the pharmaceutical and health care industries, Sigma-Tau Finanziaria S.p.A., an Italian pharmaceutical company, and its subsidiary Sigma-Tau Industrie Farmaceutiche Riunite S.p.A., Tecnogen S.p.A., an Italian biotechnology manufacturing company 70% owned by Sigma-Tau S.p.A., and Verona Pharma plc, a public biotechnology company dedicated to research in respiratory diseases, and SciClone Pharmaceuticals, Inc., a public specialty pharmaceutical company focused on cancer and infectious diseases. Prof. Jones is a founder of the Geneva-based public-private partnership, Medicines for Malaria Venture and a founder and board member of the UK Stem Cell Foundation. Prof. Jones was appointed to our board in July 2004 and is a member of the Corporate Governance Committee and the Science & Technology Committee.

LOUIS J. LAVIGNE, JR., 61, provides our board a wealth of business operations, finance, business strategy, accounting and public company governance experience. Mr. Lavigne has served as a management consultant in the areas of corporate finance, accounting and strategy since March 2005. Prior to these consulting activities, Mr. Lavigne served as Executive Vice President and Chief Financial Officer of Genentech, Inc., a publicly-traded biotechnology company, from March 1997 through his retirement in March 2005. Mr. Lavigne joined Genentech in July 1982, was named controller in 1983 and, in that position, built Genentech’s operating financial functions. In 1986, he was promoted to Vice President and assumed the position of Chief Financial Officer in September of 1988. Mr. Lavigne was named Senior Vice President in 1994 and was promoted to Executive Vice President in 1997. Mr. Lavigne was a member of Genentech’s Executive Committee and was responsible for Genentech’s financial, corporate relations and information technology functions, and was named “Best CFO in Biotech” in 2005 in a survey by Institutional Investor magazine. Prior to joining Genentech, he held various financial management positions with Pennwalt Corporation, a pharmaceutical and chemical company. Mr. Lavigne serves on the board of directors of BMC Software, Inc., a publicly-traded provider of enterprise management software and is Chairman of its Audit committee, and Accuray Incorporated, a publicly-traded company specialized in the design, development and sale of the CyberKnife System, an image-guided robotic radiosurgery system used for the treatment of solid tumors, where he serves as Chairman of its Compensation Committee. Mr. Lavigne is a faculty member of the Babson College Executive Education’s Bio-Pharma: Mastering the Business of Science program. Mr. Lavigne is a member of the Pacific Southwest Audit Committee Chair Network. Mr. Lavigne is also a trustee of the California Institute of Technology and the Seven Hills School. Mr. Lavigne is a former member of the board and Chairman of the Audit Committees of Arena Pharmaceuticals, Equinix, Inc. and Kyphon, Inc. Mr. Lavigne was appointed to our board in July 2005 and is a member of the Audit and Finance Committee and the Science & Technology Committee.

LEONARD D. SCHAEFFER, 64, possesses extensive business management and operations experience with a focus on health care organizations. He also brings a wealth of public policy experience and government knowledge to our board. Mr. Schaeffer has served as a senior advisor to TPG (formerly Texas Pacific Group), a private equity firm, since 2005. Prior to that, Mr. Schaeffer served as Chairman of the Board of WellPoint, Inc., a health insurance organization created by the combination of WellPoint Health Networks Inc. and Anthem, Inc., from November 2004 until his retirement in November 2005. From 1992 until November 2004, Mr. Schaeffer served as the Chairman of the Board and Chief Executive Officer of WellPoint Health Networks Inc. Mr. Schaeffer has also had an extensive public service career, having served as Administrator of the U.S. Health Care Financing Administration, now Centers for Medicare & Medicaid Services, from 1978 to 1980, Assistant Secretary for Management and Budget of the Department of Health, Education and Welfare, Director of the Bureau of the Budget for the State of Illinois, Chairman of the Illinois Capital Development Board and Deputy Director of the Illinois Department of Mental Health. Mr. Schaeffer is Chairman of the Board of Surgical Care Affiliates, Inc., a privately-held ambulatory surgical center company, a member of the board of Amgen Inc., a publicly-traded company focusing on discovering, developing and delivering innovative human therapeutics, a member of the board of Quintiles Transnational Corp., a privately-held pharmaceutical services corporation, the Board of Fellows at Harvard Medical School, the Advisory Board of the National Institute for Health Care Management and a member of the Institute of Medicine. In 2008, Mr. Schaeffer was named the Judge Widney Professor and Chair at the University of Southern California. Mr. Schaeffer was elected to our board in 1993, is Chairman of the Organization and Compensation Committee and is a member of the Corporate Governance Committee.

Class II — Term to Expire at the Annual Meeting in 2012

HERBERT W. BOYER, PH.D., 73, has an extensive scientific and business management background in biotechnology. Dr. Boyer is a founder of Genentech, Inc., a publicly-traded biotechnology company, and was a director of Genentech from 1976 to 2009 when Genentech was acquired by the Roche Group. He served as Vice President of Genentech from 1976 through his retirement in 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech’s development. In 2007, Dr. Boyer was awarded the Perkin Medal by the Society of Chemical Industry for his contributions to recombinant DNA technology. Dr. Boyer received the 1993 Helmut Horten Research Award for his research in the use of gene technology in medicine. He also received the National Medal of Science from President George H. W. Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980 for his development of recombinant DNA technology. He is an elected member of the National Academy of Sciences, a Fellow in the American Academy of Arts & Sciences and a former Trustee of The Scripps Research Institute. Dr. Boyer was elected Vice Chairman of the Board in 2001, served as Chairman of the Board from 1998 to 2001, and has been a board member since 1994. Dr. Boyer is a member of the Corporate Governance Committee and the Science & Technology Committee.

ROBERT A. INGRAM, 67, provides our board with a wealth of executive knowledge and experience in the pharmaceutical industry. Mr. Ingram has served as a General Partner of Hatteras Venture Partners, a venture capital firm focused on early stage life science companies, since January 2010. Mr. Ingram also serves as a strategic advisor to the Chief Executive Officer of GlaxoSmithKline plc, a publicly-traded pharmaceutical company, effective January 2010, and previously served as Vice Chairman Pharmaceuticals at GlaxoSmithKline plc since January 2003, as well as Chief Operating Officer and President of Pharmaceutical Operations of GlaxoSmithKline from January 2001 through his retirement in January 2003. Prior to that, he was Chief Executive Officer of Glaxo Wellcome plc from October 1997 to December 2000 and Chairman of Glaxo Wellcome Inc., Glaxo Wellcome plc’s United States subsidiary, from January 1999 to December 2000. As Chief Executive Officer of Glaxo Wellcome plc, Mr. Ingram co-led the merger and integration that formed GlaxoSmithKline plc. Mr. Ingram is also Chairman of the Board of OSI Pharmaceuticals, Inc., a publicly-traded biotechnology company focusing on cancer and diabetes, and the lead director of Valeant Pharmaceuticals International, a publicly-traded specialty pharmaceutical company focused on neurology, dermatology and infectious disease, where he serves on the Compensation Committee and the Corporate Governance/Nominating Committee. He is a director of Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular disease, where he serves on the Audit and Public Policy Committee and the Compensation and Governance Committee, Lowe’s Companies, Inc., a publicly-traded nationwide chain of home improvement superstores where he serves on the Compensation Committee and the Governance Committee, and Cree, Inc., a publicly-traded manufacturer of innovative semiconductors related to LED lighting, power and communications products, where he serves on the Compensation Committee and the Governance and Nominations Committee. Mr. Ingram is a former director of Nortel Networks, Wachovia Corporation, and Misys plc. Mr. Ingram is also involved with many nonprofit organizations, including as Vice-Chair of the American Cancer Society Foundation and as a founding director of the CEO Roundtable on Cancer. Mr. Ingram was appointed to our board in January 2005, is the Chairman of the Corporate Governance Committee and is a member the Organization and Compensation Committee.

DAVID E.I. PYOTT, 56, brings to our board extensive business and management experience. Mr. Pyott has been our Chief Executive Officer since January 1998 and in 2001 became Chairman of the Board. Mr. Pyott also served as our President from January 1998 until February 2006. As Chief Executive Officer, Mr. Pyott refocused our strategy on specialty pharmaceuticals, biotechnology and medical devices and has grown our franchises in ophthalmology, neurosciences, medical dermatology, medical aesthetics, urology, obesity intervention and other specialty markets. Previously, Mr. Pyott served as head of the Nutrition Division and a member of the Executive Committee of Novartis AG, a publicly-traded company focused on the research and development of products to protect and improve health and well-being, from 1995 until December 1997. From 1992 to 1995, Mr. Pyott was President and Chief Executive Officer of Sandoz Nutrition Corp., Minneapolis, Minnesota, a predecessor to Novartis AG, and General Manager of Sandoz Nutrition, Barcelona, Spain, from 1990 to 1992. Prior to that, Mr. Pyott held various positions within the Sandoz Nutrition group from 1980. Mr. Pyott is also the lead independent director of the board of Avery Dennison Corporation, a publicly-traded company focused on pressure-sensitive technology and self-adhesive solutions where he serves on its Audit Committee, Compensation Committee, and Nominating and Governance Committee, and Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular diseases where he serves on its Audit Committee. Mr. Pyott is a former member of the board for Pacific LifeCorp and Pacific Mutual Holding Company, the parent companies of Pacific Life Insurance Company. Mr. Pyott is a member of the Directors’ Board of The Paul Merage School of Business at the University of California, Irvine. Mr. Pyott serves on the board and the Executive Committee of the California Healthcare Institute, and serves on the board, Executive Committee and as Chairman of the International Affairs Committee of the Biotechnology Industry Organization. Mr. Pyott also serves as a member of the board of the Pan-American Ophthalmological Foundation, the International Council of Ophthalmology Foundation and as a member of the Advisory Board for the Foundation of The American Academy of Ophthalmology. Mr. Pyott also serves on the Board of Trustees of Chapman University.

RUSSELL T. RAY, 62, contributes considerable health care industry knowledge and in depth business strategy, finance and investment banking experience to our board. Mr. Ray has served as a Partner of HLM Venture Partners, a private equity firm that provides venture capital to health care information technology, health care services and medical technology companies, since September 2003. Mr. Ray was founder, Managing Director and President of Chesapeake Strategic Advisors, a firm specializing in providing advisory services to health care and life sciences companies, from April 2002 to August 2003. From June 1999 to March 2002, Mr. Ray was Managing Director and Global Co-Head of the Credit Suisse First Boston Health Care Investment Banking Group, where he focused on providing strategic and financial advice to life sciences, health care services and medical device companies. Prior to joining Credit Suisse First Boston, Mr. Ray spent 12 years at Deutsche Bank, and its predecessor entities BT Alex. Brown and Alex. Brown & Sons, Inc., most recently as Global Head of Health Care Investment Banking. During Mr. Ray’s investment banking career he successfully completed over 175 acquisitions and financing transactions for health care companies in the United States, Europe and Israel. Mr. Ray is a Director of InfoMedics, Inc., a closely-held healthcare information technology company, Phreesia, Inc., a closely-held patient education software provider, SW/P Media, Inc., a closely-held image distributor of digital content and Socios Mayores en Salud, a closely-held Medicare Advantage health plan serving beneficiaries in Puerto Rico. Mr. Ray was elected to our board in April 2003, is Chairman of the Audit and Finance Committee and is a member of the Organization and Compensation Committee.

Item No. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of our board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit and Finance Committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since June 24, 2005, when the Audit and Finance Committee dismissed KPMG LLP as our independent registered public accounting firm.

Although ratification by our stockholders is not a prerequisite to the Audit and Finance Committee’s ability to select Ernst & Young LLP as our independent registered public accounting firm, the Audit and Finance Committee believes such ratification is advisable and in the best interests of our stockholders. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of Ernst & Young LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and our internal controls over financial reporting for fiscal year 2010. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Finance Committee; provided, however, the Audit and Finance Committee may select Ernst & Young LLP notwithstanding the failure of our stockholders to ratify its selection. If the appointment of Ernst & Young LLP is ratified, the Audit and Finance Committee will continue to conduct an ongoing review of Ernst & Young LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Ernst & Young LLP at any time.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

Audit Matters

Independent Registered Public Accounting Firm’s Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2009 and December 31, 2008 by our independent registered public accounting firm, Ernst & Young LLP, are as follows:

Type of Fees	2009	2008
Audit Fees(1)	$4,367,254	$4,216,942
Audit-Related Fees(2)	162,565	175,865
Tax Fees(3)	739,968	1,772,871
All Other Fees	0	0

Total	$5,269,787	$6,165,678

(1)	Represents the aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements and our internal controls over financial reporting, for the reviews of our consolidated financial statements included in our Form 10-Q filings for each fiscal quarter, for statutory audits of our international operations and the preparation of comfort letters and consents with respect to registration statements.

(2)	Represents the aggregate fees billed to us by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit and review of our consolidated financial statements that are not already reported in Audit Fees. These services include accounting consultations and attestation services that are not required by statute.

(3)	Represents the aggregate fees billed to us by Ernst & Young LLP for professional services relating to tax compliance, tax advice and expatriate tax services.

Independent Registered Public Accounting Firm’s Independence and Attendance at the Annual Meeting

The Audit and Finance Committee has considered whether the provision of the above noted services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence and has determined that the provision of such services by Ernst & Young LLP has not adversely affected the independent registered public accounting firm’s independence.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so request, and will be available to respond to appropriate questions.

Policy on Audit and Finance Committee Pre-Approval

As part of its required duties, the Audit and Finance Committee pre-approves audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. In January 2005, the Audit and Finance Committee adopted a revised policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally provides that services in the defined categories of audit services, audit-related services, tax and other related services, are deemed pre-approved up to specified amounts, and sets requirements for specific case-by-case pre-approval of discrete projects that are not otherwise pre-approved or for services over the pre-approved amounts. Pre-approval may be given as part of the Audit and Finance Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit and Finance Committee’s members, but the decision must be presented to the full Audit and Finance Committee at its next scheduled meeting. The policy prohibits retention of the independent registered public accounting firm to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act of 2002 or the rules of the SEC and also considers whether proposed services are compatible with the independence of the independent registered public accounting firm. All services provided by our independent registered public accounting firm in 2009 were pre-approved in accordance with the Audit and Finance Committee’s pre-approval requirements.

Item Nos. 3 – 6

AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION

As part of its annual review process, the Corporate Governance Committee reviewed our Restated Certificate of Incorporation, including the supermajority vote provisions. The Corporate Governance Committee balanced the original intent of these supermajority vote provisions, which is to facilitate governance stability, against the limits that these provisions place on stockholders’ ability to participate in important decisions. After deliberation, the Corporate Governance Committee recommended that our board present stockholders with separate proposals to eliminate each supermajority vote requirement in our Restated Certificate of Incorporation. Our board agreed that presenting stockholders with the ability to remove each supermajority vote provision in our Restated Certificate of Incorporation is in the best interests of Allergan and its stockholders and, therefore, recommends the proposals below. Our board also reviewed, upon the recommendation of the Corporate Governance Committee, a proposal to amend and restate our Restated Certificate of Incorporation in order to update and simplify the document and to remove obsolete provisions, and agreed that amending and restating our Restated Certificate of Incorporation is in the best interests of Allergan and its stockholders. Therefore, our board also recommends that stockholders vote to amend and restate our Restated Certificate of Incorporation.

The amendments relate to four different aspects of our Restated Certificate of Incorporation, and are therefore set forth as four separate proposals, Item Nos. 3 to 6:

•

Removal of Directors for Cause. Reduce the stockholder vote required to remove a director for cause from 66 2/3% of outstanding shares entitled to vote generally in the election of directors to a majority of such shares.

•

Approval of Certain Business Combinations. Reduce the stockholder vote required to approve certain business combinations with an “Interested Stockholder” from 66 2/3% of outstanding Disinterested Shares (as defined therein) to a majority of outstanding Disinterested Shares.

•

Amendments to Certain Provisions of our Restated Certificate of Incorporation. Reduce the stockholder vote required to approve any amendment to certain provisions to our Restated Certificate of Incorporation from 66 2/3% of outstanding shares entitled to vote generally in the election of directors to a majority of such shares.

•

Restatement of Certificate of Incorporation. Amend and restate our Restated Certificate of Incorporation to update and simplify certain provisions, which includes the removal of an obsolete provision relating to our expired Stockholder Rights Plan.

We summarize and discuss below each of these four proposals. These summaries do not contain all the information that may be important to you. The complete text of our proposed Amended and Restated Certificate of Incorporation is included in this Proxy Statement as Annex A. You are urged to read Annex A in its entirety.

Item No. 3

AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION ELIMINATING THE

SUPERMAJORITY VOTE REQUIREMENT TO REMOVE DIRECTORS FOR CAUSE

Article 7 of our Restated Certificate of Incorporation requires the affirmative vote of at least 66 2/3% of outstanding shares entitled to vote generally in the election of directors to remove a director for cause. The proposal, if approved by the stockholders, would decrease this vote requirement to a majority of outstanding shares entitled to vote generally in the election of directors.

This summary does not contain all the information that may be important to you. The complete text of our proposed Amended and Restated Certificate of Incorporation is included in this Proxy Statement as Annex A. To illustrate the proposed amendments in Annex A, language that is struck through is proposed to be deleted from our current Restated Certificate of Incorporation and language that is underlined is proposed to be added to our current Restated Certificate of Incorporation. You are urged to read Annex A in its entirety.

An affirmative vote of 66 2/3% of outstanding shares entitled to vote generally in the election of directors is required to amend Article 7 as proposed. If approved by the stockholders, this amendment will become effective upon the filing of a certificate setting forth the amendment with the Secretary of State of the State of Delaware, which we would file promptly after the annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 3.

Item No. 4

AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION ELIMINATING THE

SUPERMAJORITY VOTE REQUIREMENT TO APPROVE CERTAIN BUSINESS COMBINATIONS

Article 15 of our Restated Certificate of Incorporation requires the affirmative vote of at least 66 2/3% of the Disinterested Shares outstanding to approve certain business combinations with any stockholder owning 5% or more of our voting power, or an Interested Stockholder, which has not been approved by a majority of our board who were directors prior to the Interested Stockholder acquiring 5% or more of our voting power. Disinterested Shares are the shares held by stockholders other than the Interested Stockholder involved in the business combination or other action. Article 15 is intended to operate as a protective measure, preserving the power of our board and minority stockholders to veto transactions that are not believed to be in our best interests. The proposal, if approved by the stockholders, would decrease this vote requirement to a majority of Disinterested Shares outstanding.

This summary does not contain all the information that may be important to you. The complete text of our proposed Amended and Restated Certificate of Incorporation is included in this Proxy Statement as Annex A. To illustrate the proposed amendments in Annex A, language that is struck through is proposed to be deleted from our current Restated Certificate of Incorporation and language that is underlined is proposed to be added to our current Restated Certificate of Incorporation. You are urged to read Annex A in its entirety.

An affirmative vote of 66 2/3% of outstanding shares entitled to vote generally in the election of directors is required to amend Article 15 as proposed. If approved by the stockholders, this amendment would become effective upon the filing of a certificate setting forth the amendment with the Secretary of State of the State of Delaware, which we would file promptly after the annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 4.

Item No. 5

AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO IMPLEMENT

A MAJORITY VOTE REQUIREMENT TO AMEND CERTAIN PROVISIONS OF OUR

RESTATED CERTIFICATE OF INCORPORATION

Article 18 of our Restated Certificate of Incorporation requires the affirmative vote of at least 66 2/3% of outstanding shares entitled to vote generally in the election of directors to amend, repeal or adopt any provisions inconsistent with Articles 5, 6, 7, 8, 9, 10, 12, 13, 14, 15, 16, 17 or 18 of our Restated Certificate of Incorporation. Article 18 also provides that any change proposed by an Interested Stockholder must be approved by a vote of at least 66 2/3% of the Disinterested Shares then outstanding. The proposal, if approved by the stockholders, would require only a majority of outstanding shares entitled to vote generally in the election of directors to amend these provisions of our Restated Certificate of Incorporation.

This summary does not contain all the information that may be important to you. The complete text of our proposed Amended and Restated Certificate of Incorporation is included in this Proxy Statement as Annex A. To illustrate the proposed amendments in Annex A, language that is struck through is proposed to be deleted from our current Restated Certificate of Incorporation and language that is underlined is proposed to be added to our current Restated Certificate of Incorporation. You are urged to read Annex A in its entirety.

An affirmative vote of 66 2/3% of outstanding shares entitled to vote generally in the election of directors is required to amend Article 18 as proposed. If approved by the stockholders, this amendment would become effective upon the filing of a certificate setting forth the amendment with the Secretary of State of the State of Delaware, which we would file promptly after the annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 5.

Item No. 6

RESTATEMENT OF RESTATED CERTIFICATE OF INCORPORATION

Our board requests that the stockholders approve a proposal to amend and restate our Restated Certificate of Incorporation. The purpose of this proposal is to update and simplify certain provisions in our Restated Certificate of Incorporation and to incorporate separately and previously filed amendments (including those amendments which previously increased the number of authorized shares of our common stock) in order to consolidate all changes since our Restated Certificate of Incorporation was originally filed. As part of this restatement, Article 17, which relates to the Stockholders’ Rights Plan dated as of April 11, 1989 (the “Plan”) will be eliminated. The Plan expired pursuant to its terms on July 27, 1999 and our subsequent Rights Agreement, dated as of January 25, 2000, expired on February 18, 2010, which our board has elected not to renew. Therefore, Article 17 of our Restated Certificate of Incorporation is now obsolete and can be removed.

The complete text of the proposed amendments to our Restated Certificate of Incorporation, including revisions discussed in Item Nos. 3 through 5, is included in this Proxy Statement as Annex A. Approval of this Item 6 shall adopt only those amendments in Annex A that are not proposed in Items 3 through 5. To illustrate the proposed amendments in Annex A, language that is struck through is proposed to be deleted from our current Restated Certificate of Incorporation and language that is underlined is proposed to be added to our current Restated Certificate of Incorporation. You are urged to read Annex A in its entirety.

An affirmative vote of 66 2/3% of outstanding shares entitled to vote generally in the election of directors is required to amend our Restated Certificate of Incorporation as proposed in this Item 6. If approved, these amendments would become effective upon the filing of a certificate setting forth the amendments with the Secretary of State of the State of Delaware, which we would file promptly after the annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 6.

CORPORATE GOVERNANCE

Director Independence

Our Amended and Restated Bylaws and our Board of Directors Guidelines on Significant Corporate Governance Issues require that a majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended, applicable rules and regulations of the SEC and applicable rules and regulations of the New York Stock Exchange, or NYSE. The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, our board must determine that a director has no material relationship with us other than as a director. Our board has reviewed the relationships between us, including our subsidiaries or affiliates, and each board member (and each such director’s immediate family members).

Based on its review, our board has affirmatively determined that none of Drs. Boyer, Dunsire and Ryan, Prof. Jones, Messrs. Gallagher, Herbert, Ingram, Lavigne, Ray or Schaeffer or Ms. Hudson currently have any relationship with us other than as a director and each is “independent” within the foregoing independence standards. Mr. Pyott was determined to not be independent based on his service as our Chief Executive Officer. Our board’s independence determinations included reviewing Mr. Ingram’s service as a strategic advisor to a company with which Allergan does business and Mr. Schaeffer’s service as a member of the board of a company with which Allergan does business.

Our board has also determined that each member of the Audit and Finance Committee, the Corporate Governance Committee and the Organization and Compensation Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit and Finance Committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee or former employee of us or any of our subsidiaries.

Our Board of Directors Guidelines on Significant Corporate Governance Issues are available on the Corporate Governance & Certificates section of our website at www.allergan.com.

Board Meetings

Our business and affairs are managed under the direction of our board. Our board held eight full meetings during 2009 and each director attended at least 75% of those meetings when he or she was a member of our board. Directors are also kept informed of our business through personal meetings and other communications, including considerable telephone contact with our Chairman of the Board, Vice Chairman of the Board and others regarding matters of interest and concern to us and our stockholders.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all of our board members who are not our officers and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with us. It is our board’s policy that the Vice Chairman of the Board, a non-management director, serves as the lead independent director and, if present, presides over the executive sessions. If not present, a different non-management director is selected by the non-management directors to chair the executive session. Dr. Boyer is the current Vice Chairman of the Board and lead independent director. Executive sessions of our non-management directors are typically held in conjunction with each regularly scheduled board meeting.

Board Committees

Our board has a standing Audit and Finance Committee, Corporate Governance Committee, Organization and Compensation Committee and Science & Technology Committee. Our board has reviewed, assessed the adequacy of, and approved a formal written charter for each of these committees, each of which is available on the Corporate Governance & Certificates section of our website at www.allergan.com.

Audit and Finance Committee

The Audit and Finance Committee is currently composed of Mr. Ray (chairperson), Dr. Ryan, Messrs. Gallagher and Lavigne and Ms. Hudson. Our board has determined that Messrs. Ray and Lavigne meet the definition of an audit committee financial expert, as set forth in Item 407(d)(5)(ii) of SEC Regulation S-K. The Audit and Finance Committee held ten meetings during 2009 and each member of the Audit and Finance Committee attended at least 75% of the total meetings of the committee held when he or she was a member.

Pursuant to the charter adopted for the Audit and Finance Committee, the primary role of the Audit and Finance Committee is to assist our board in its oversight of our financial reporting process. Our management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit and Finance Committee:

•	reviews the integrity of our financial statements, financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	assists our board in its oversight of our compliance with legal and regulatory requirements;

•	assists our board in its oversight of enterprise-wide risk management;

•	reviews the independence, qualifications and performance of our independent registered public accounting firm and internal audit department;

•	provides an avenue of communication among the independent registered public accounting firm, management, the internal audit department and our board;

•	prepares the report that SEC rules require be included in our annual proxy statement;

•

reviews and discusses with management and our independent registered public accounting firm our annual audited consolidated financial statements, audit of internal controls over financial reporting and quarterly unaudited financial statements;

•	retains, terminates and annually reconfirms our independent registered public accounting firm for the fiscal year;

•	meets with our independent registered public accounting firm to discuss the scope and results of their audit examination and the fees related to such work;

•	meets with our internal audit department and financial management to:

•	review the internal audit department’s activities and to discuss our accounting practices and procedures;

•	review the adequacy of our accounting and control systems; and

•	report to our board any considerations or recommendations the Audit and Finance Committee may have with respect to such matters;

•

reviews the audit schedule and considers any issues raised by members of the Audit and Finance Committee, our independent registered public accounting firm, the internal audit staff, the legal staff or management;

•

reviews the independence of our independent registered public accounting firm, and the range of audit and non-audit services provided and fees charged by our independent registered public accounting firm;

•

monitors the implementation of our Code of Business Conduct and Ethics for our employees, and receives regular reports from our Chief Ethics Officer, who coordinates compliance reviews and investigates compliance matters;

•

through our Chief Ethics Officer pursuant to the procedures set forth in our Code of Business Conduct and Ethics, manages the receipt, retention and treatment of complaints we may receive regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	performs an annual self-evaluation;

•

pre-approves audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence;

•	reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to our board; and

•	discusses with our management the certification of our financial reports by our principal executive officer and principal financial officer.

The report of the Audit and Finance Committee is on page 69 of this Proxy Statement.

Corporate Governance Committee

The Corporate Governance Committee is currently composed of Mr. Ingram (chairperson), Drs. Boyer and Dunsire, Prof. Jones and Mr. Schaeffer. The Corporate Governance Committee held five meetings during 2009 and each member of the Corporate Governance Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Corporate Governance Committee:

•	receives reports from management regarding compliance-related matters and provides general compliance oversight;

•	considers the performance of incumbent directors;

•	considers and makes recommendations to our board concerning the size and composition of our board;

•	develops and recommends to our board guidelines and criteria to determine the qualifications of directors;

•	considers and reports to our board concerning its assessment of our board’s performance;

•	performs an annual self-evaluation;

•	considers, from time to time, our current board committee structure and membership;

•	recommends changes to the amount and type of compensation of board members as appropriate; and

•	makes recommendations to our board from time to time as to matters of corporate governance, and reviews and assesses our Guidelines on Significant Corporate Governance Issues.

The Corporate Governance Committee is responsible for recommending qualified candidates for election as directors, including the slate of directors that our board proposes for election by our stockholders at the annual meeting. In identifying, evaluating and selecting potential director nominees, including nominees recommended by our stockholders, the Corporate Governance Committee engages in the following selection process:

•

the Corporate Governance Committee, our Chief Executive Officer or any other board member identifies the need to add a new member to our board with specific criteria or to fill a vacancy on our board. Alternatively, stockholders may recommend a nominee for election to fill a vacancy or as an addition to our board;

•

the Corporate Governance Committee initiates a search, working with support staff and seeking input from board members and senior management, and considering stockholder recommendations. The Corporate Governance Committee may hire a search firm if deemed appropriate;

•

the initial slate of candidates that satisfy specific criteria and otherwise qualify for membership on our board are identified and presented to the chairperson of the Corporate Governance Committee, or in the chairperson’s absence, any member of the Corporate Governance Committee delegated to initially review director candidates;

•

the appropriate Corporate Governance Committee member makes an initial determination in his or her own independent business judgment as to the qualification and fit of such director candidate(s) and whether there is a need for additional directors to join our board at that time;

•

if the reviewing Corporate Governance Committee member determines that it is appropriate to proceed, our Chief Executive Officer and several members of the Corporate Governance Committee interview prospective director candidate(s);

•	the Corporate Governance Committee provides informal progress updates to our board;

•	the Corporate Governance Committee meets to consider and approve the final director candidate(s); and

•	if approved by the Corporate Governance Committee, the Corporate Governance Committee seeks board approval of the director candidate(s).

Among other things, when assessing a candidate’s qualifications, the Corporate Governance Committee looks for the following qualities and skills:

•	directors should be of the highest ethical character and share our values;

•	directors should have reputations, both personal and professional, that are consistent with our image and reputation;

•	directors should be highly accomplished in their respective fields, having achieved superior credentials and recognition;

•

in selecting directors, the Corporate Governance Committee will generally seek leaders affiliated or formerly affiliated with major organizations, including scientific, business, government, educational and other non-profit institutions;

•

the Corporate Governance Committee will also seek directors who are widely recognized as leaders in the fields of medicine or the biological sciences, including those who have received the most prestigious awards and honors in those fields;

•	each director should have relevant expertise and experience, and be able to offer advice and guidance to our management based on that expertise and experience; and

•

directors should be independent of any particular constituency and be able to represent all of our stockholders, should have the ability to exercise sound business judgment, and should be selected so that our board is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.

The Corporate Governance Committee considers all of the qualities mentioned above when considering a candidate for director, without regard to whether such candidate was nominated by the Chairman of the Board, another director or a stockholder. Stockholders can suggest qualified candidates for director by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination. All submissions should be sent to the Corporate Governance Committee of Allergan, Inc.’s Board of Directors, c/o Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our board and is independent based on applicable laws and regulations. Submissions that meet the criteria outlined in the immediately preceding paragraph are forwarded to the chairperson of the Corporate Governance Committee or such other member of the Corporate Governance Committee delegated to review and consider candidates for director nominees.

Organization and Compensation Committee

The Organization and Compensation Committee (the “Compensation Committee”) is currently composed of Mr. Schaeffer (chairperson), Messrs. Gallagher, Ingram and Ray and Ms. Hudson. The Compensation Committee held six meetings during 2009 and each member of the Compensation Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Compensation Committee:

•	reviews and approves the compensation of corporate officers, including salary and bonus awards;

•	establishes, and approves for submission to our board when required, overall employee compensation plans and policies;

•	reviews and assesses risks relating to overall employee compensation plans and policies;

•	reviews and approves the corporate organizational structure;

•	reviews and approves the election of corporate officers for submission to our board;

•	reviews the performance of corporate officers;

•	performs an annual self-evaluation;

•	recommends to our board major compensation programs; and

•	administers our various compensation and stock option plans.

The Compensation Committee works with an external compensation consultant to assist the Compensation Committee in its duties. Mercer LLC, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), was engaged for 2009 as the compensation consultant for the Compensation Committee. The executive compensation consulting group within Mercer (the “compensation consultant”) performed no work for us other than its work for the Compensation Committee and reported directly to the Compensation Committee through its chairperson. The Compensation Committee retained the right to terminate or replace its compensation consultant at any time. A separate employee benefits group within Mercer, as well as Mercer’s MMC affiliates, provided other services to us. The decision to engage the separate employee benefits group within Mercer to provide employee benefits services to us for 2009 was recommended by management and approved by the Compensation Committee.

In 2009, the compensation consultant provided the Compensation Committee with:

•	market survey data;

•	advice regarding competitive levels of executive base salaries, annual performance incentive awards, annual equity awards and executive benefits;

•

a comprehensive review of our executive compensation strategy, including reviewing our peer group companies and the criteria for selecting peers, as well as advising on our short- and long-term compensation incentives, our equity compensation strategy and preparation of our annual stock-based compensation guidelines;

•	a thorough assessment of our compensation policies and practices to determine whether any risks arising from those policies and practices are reasonably likely to have a material adverse effect on us;

•	tally sheets disclosing our executive officers’ total compensation (including severance benefits and the value of outstanding equity awards); and

•	support for the preparation of our disclosure in this Proxy Statement.

The compensation consultant also provided the Compensation Committee with a review of the terms of the compensation consultant’s current engagement and a proposal for services (and applicable fees) to be performed by the compensation consultant for 2009 as well as a description of the mechanisms used to ensure the compensation consultant’s objectivity in connection with advising the Compensation Committee. In 2009, we paid approximately $253,000 for the services provided by the compensation consultant to the Compensation Committee and approximately $3,132,000 for the other services provided by Mercer and its MMC affiliates to us, which included insurance brokerage, global employee benefits consulting, actuarial services and administrative support for our retirement and other employee benefit plans for both domestic and international subsidiaries.

In order to ensure that the compensation consultant consistently provided objective and unbiased advice to the Compensation Committee and that the compensation consultant’s advice to the Compensation Committee was not influenced by our engagement of Mercer’s separate employee benefits group and Mercer’s MMC affiliates, certain controls were put in place. Specifically, the Compensation Committee and Mercer operated under an engagement letter that set forth the terms of the compensation consultant’s engagement, its direct reporting relationship to the Compensation Committee, the ability of the Compensation Committee to replace the compensation consultant at any time and without reason, the services to be provided by the compensation consultant and its fees. In addition, for 2009, Mercer agreed with the Compensation Committee that:

•	the compensation consultant would take its instructions solely from the Compensation Committee;

•

the compensation consultant would not communicate with other members or employees of Mercer that are not engaged on behalf of the Compensation Committee regarding any business discussed with the Compensation Committee;

•

the compensation consultant would immediately report to the Compensation Committee any efforts by other Mercer consultants or by our management to influence or direct the compensation consultant’s advice to the Compensation Committee;

•	the compensation consultant would not solicit any business from us, other than the business that the compensation consultant conducts on behalf of the Compensation Committee; and

•

the compensation consultant would only receive payment for the compensation consulting services that it provided to the Compensation Committee and would receive no compensation for services that Mercer otherwise performed for us.

At least annually, the Compensation Committee would evaluate the scope of services to be provided by the compensation consultant to the Compensation Committee. The Compensation Committee approved our 2009 engagement with the compensation consultant. The Compensation Committee did not review the other services provided by Mercer or its MMC affiliates, as those services were reviewed and approved by management in the normal course of business.

The Compensation Committee has determined that it is not in our best interests to place restrictions on the firms that our management may retain to provide consulting or other services, and that our management should retain the firm that they believe will provide us with the best advice and services available. In 2009, to ensure that there was further separation between the Compensation Committee’s executive compensation consultant and any consultant used by management for other services, the Compensation Committee retained Frederick W. Cook & Co. as its compensation consultant for 2010. Cook & Co. has agreed to provide only executive compensation consulting services to the Compensation Committee and will not provide any other services to us.

Science & Technology Committee

The Science & Technology Committee is currently composed of Dr. Ryan (chairperson), Drs. Boyer and Dunsire, Prof. Jones and Messrs. Herbert and Lavigne. The Science & Technology Committee held five meetings during 2009 and each member of the Science & Technology Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Science & Technology Committee:

•	reviews our discovery and development research portfolio, including the relevant underlying science;

•	reviews the staffing of key scientific and management positions, including significant changes, within our research and development organization;

•	evaluates the investment allocation for our research and development portfolio, including project expenditures;

•	reviews the major strategic priorities within our research and development organization and the competitive environment surrounding those priorities;

•	reviews variances to our operating plan for major research and development projects;

•	monitors the progress of our research and development projects, including milestones;

•	reviews the process for research and development patents and our strategic patent portfolio; and

•	reviews our major technology-based collaborations, in-licensing and out-licensing agreements.

Board Leadership Structure

Our board has carefully considered the benefits and risks in combining the role of Chairman of the Board and Chief Executive Officer and has determined that Mr. Pyott is the most qualified and appropriate individual to lead our board as its chairman.

In determining whether to combine the roles of Chairman of the Board and Chief Executive Officer, our board closely considered our current system for ensuring significant independent oversight of management, including the following: (1) only one member of our board, Mr. Pyott, also serves as an employee; (2) each director serving on our Audit and Finance Committee, Organization and Compensation Committee, Corporate Governance Committee and Science & Technology Committee is independent; (3) Dr. Boyer’s role as our Vice Chairman and lead independent director who, when present, presides over the executive sessions of our board; (4) our board’s ongoing practice of regularly holding executive sessions without management and under the direction of our Vice Chairman and lead independent director, typically as part of the regularly scheduled board meetings; and (5) our board’s flexibility to select, at any time and on a case-by-case basis, the style of leadership best able to meet our current needs based on the individuals available and circumstances present at the time. Our board further noted that the Organization and Compensation Committee annually evaluates the Chief Executive Officer’s performance and has the sole authority to retain and to terminate compensation advisors.

In determining that we are best served by having Mr. Pyott serve as Chief Executive Officer and Chairman of the Board, our board considered the benefits of having the Chief Executive Officer serve as a bridge between management and our board, ensuring that both groups act with a common purpose. Our board also considered

Mr. Pyott’s knowledge regarding our operations and the industries and markets in which we compete and his ability to promote communication, to synchronize activities between our board and our senior management and to provide consistent leadership to both our board and our company in coordinating the strategic objectives of both groups. Our board further noted that the combined role of Chairman of the Board and Chief Executive Officer facilitates centralized leadership in one person so that there is no ambiguity about accountability.

Board Risk Oversight

Our board oversees an enterprise-wide approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for us.

While our board has the ultimate oversight responsibility for the risk management process, various committees of our board also have responsibility for risk management. In particular, the Audit and Finance Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal audit department. Risks related to our compensation programs are reviewed by the Compensation Committee and legal and regulatory compliance risks are reviewed by the Corporate Governance Committee. Our board is advised by the committees of significant risks and management’s response via periodic updates.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics applies to all directors, consultants and employees, including our principal executive officer and our principal financial officer and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Business Conduct and Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Code of Business Conduct and Ethics is available on the Corporate Governance & Certificates section of our website at www.allergan.com. We may post amendments to or waivers of the provisions of the Code of Business Conduct and Ethics, if any, made with respect to any directors and employees on that website.

Contacting our Board of Directors

Any interested person, including any stockholder, who desires to contact the current director presiding over the executive sessions or the other board members may do so by writing to the Allergan, Inc. Board of Directors, Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. Communications received will be distributed by our Secretary to the director presiding over the executive sessions or such other board member or members as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by our Secretary to the chairperson of the Audit and Finance Committee for review.

Director Attendance at Annual Meetings

Although we have no policy with regard to board members’ attendance at our annual meeting of stockholders, it is customary for, and we encourage, all board members to attend. All of the directors then in office attended our 2009 annual meeting of stockholders.

Non-Employee Directors’ Compensation

Our board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key elements of director compensation are a cash retainer, committee chair fees, meeting fees and equity-based grants. It is our board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of our board and our stockholders. As an employee director, Mr. Pyott does not receive additional compensation for board service. For more information on non-employee director compensation, see the Director Compensation Table beginning on page 65 of this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Directors and Executive Officers

The following table sets forth information as of the record date, March 4, 2010, regarding the beneficial ownership of our common stock by (i) each director, including the four nominees, (ii) our Chief Executive Officer, Chief Financial Officer and each of our three most highly compensated executive officers for the year ended December 31, 2009 (our named executive officers), and (iii) all of our directors and nominees, named executive officers and executive officers as a group.

	Vested Shares of Common Stock Owned(1)	Rights to Acquire Shares of Common Stock(2)	Unvested Shares of Restricted Stock(3)	Total Shares of Common Stock Beneficially Owned	Percent of Class(4)
Class I Directors:
Deborah Dunsire, M.D.	14,700	37,977	9,600	62,277	*
Trevor M. Jones, Ph.D.	13,440	52,346	9,600	75,386	*
Louis J. Lavigne, Jr.	15,600(5)	43,200	9,600	68,400	*
Leonard D. Schaeffer	50,466(6)	73,955	9,600	134,021	*
Class II Directors:
Herbert W. Boyer, Ph.D.	45,600(7)	73,180	14,400	133,180	*
Robert A. Ingram	10,800	53,573	14,400	78,773	*
David E.I. Pyott	127,502(8)	3,709,562	30,000	3,867,064	1.26%
Russell T. Ray	21,600	58,200	14,400	94,200	*
Class III Directors and Nominees:
Michael R. Gallagher	46,000	73,753	4,800	124,553	*
Gavin S. Herbert	251,560(9)	58,200	4,800	314,560	*
Dawn Hudson	9,600	22,800	4,800	37,200	*
Stephen J. Ryan, M.D.	28,933	62,446	4,800	96,179	*
Other Named Executive Officers:
Jeffrey L. Edwards	12,073	450,721	287	463,081	*
F. Michael Ball	18,542(10)	672,454	10,412	701,408	*
Douglas S. Ingram	23,163	616,496	314	639,973	*
Scott M. Whitcup, M.D.	17,036	478,932	14,120	510,088	*
All current directors and nominees, named executive officers and executive officers as a group (19 persons, including those named above)	724,394	6,869,876	177,909	7,772,179	2.50%

*	Beneficially owns less than 1% of our outstanding common stock.

(1)	In addition to shares held in the individual’s sole name, this column includes: (1) shares held by the spouse of the named person and shares held in various trusts; and (2) for executive officers, shares held in trust for the benefit of the named employee in our Savings and Investment Plan and Employee Stock Ownership Plan as of March 4, 2010.

(2)

This column also includes shares which the person or group has the right to acquire within sixty (60) days of March 4, 2010 as follows: (1) for executive officers, these shares may be acquired upon the exercise of stock options; and (2) for non-employee directors, these shares include shares that may be acquired upon the exercise of stock options and shares accrued under our Deferred Directors’ Fee program as of March 4, 2010. Under our Deferred Directors’ Fee program, participants may elect to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in our common stock such that on the date of deferral the director is credited with a number of phantom shares of our common stock equal to the amount of fees deferred divided by the market price of a share of our common stock as of the date of deferral. Upon termination of the director’s service on our board, the director will receive shares of our common stock equal to the number of phantom shares of our common stock credited to such director under the Deferred Directors’ Fee program.

(3)	Represents unvested shares of restricted stock held by our executive officers and directors.

(4)	Based on 304,142,257 shares of our common stock outstanding as of March 4, 2010 (exclusive of 3,369,631 shares of our common stock held in treasury). Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and nominees, named executive officers and executive officers has sole voting and/or investment power with respect to such shares.

(5)	Includes 15,600 shares beneficially owned by a trust for which Mr. Lavigne serves as co-trustee and beneficiary and as such has sole voting and dispositive power.

(6)	Includes 50,466 shares beneficially owned by a trust for which Mr. Schaeffer and his spouse both serve as trustees and beneficiaries and as such have shared voting and dispositive power.

(7)	Includes 45,600 shares beneficially owned by a trust for which Dr. Boyer and his spouse both serve as trustees and beneficiaries and as such have shared voting and dispositive power.

(8)	Includes 121,229 shares beneficially owned by trusts for which Mr. Pyott serves as co-trustee and beneficiary and as such has shared voting and dispositive power.

(9)	Includes (i) 193,160 shares beneficially owned by the Herbert Family Trust for which Mr. Herbert serves as trustee and beneficiary and as such has sole voting and dispositive power; (ii) 3,000 shares beneficially owned by Ninetta Herbert Living Trust for which Mr. Herbert’s spouse serves as trustee and beneficiary and as such has sole voting and dispositive power; Mr. Herbert disclaims beneficial ownership of these shares; (iii) 5,000 shares beneficially owned by Gavin S. Herbert Trust for which Mr. Herbert serves as income beneficiary and as such has no voting or dispositive power; (iv) 50,000 shares beneficially owned by G. Herbert Inc., an S-corporation Successor Trust for which Mr. Herbert serves as co-trustee and president and as such has sole voting and dispositive power; and (v) 400 shares held directly by Mr. Herbert’s spouse for which Mr. Herbert disclaims beneficial ownership.

(10)	Includes 5,581 shares beneficially owned by a trust for which Mr. Ball serves as co-trustee and beneficiary and as such has shared voting and dispositive power.

Stockholders Holding 5% or More

Except as set forth below, our management knows of no person who is the beneficial owner of more than 5% of our issued and outstanding common stock.

Name and Address of Beneficial Owners	Shares Beneficially Owned	Percent of Class(1)
FMR LLC	22,598,802(2)	7.43%
82 Devonshire Street Boston, MA 02109
T. Rowe Price Associates, Inc.	18,136,022(3)	5.96%
100 E. Pratt Street Baltimore, MD 21202
BlackRock Inc.	20,186,099(4)	6.64%
40 East 52nd Street New York, NY 10022
UBS AG	11,346,715(5)	3.73%
Bahnhofstrasse 45 P.O. Box CH-8021 Zurich, Switzerland

(1)	Based on 304,142,257 shares of our common stock outstanding as of March 4, 2010 (exclusive of 3,369,631 shares of our common stock held in treasury).

(2)	Based on the information provided pursuant to a joint statement on an amended Schedule 13G filed with the SEC on February 16, 2010 by FMR LLC, or FMR, on behalf of itself and affiliated persons and entities. FMR is a parent holding company in accordance with Section 240.13d-1(b)(ii)(G). The affiliated persons and entities include: (i) Fidelity Management & Research Company, or FMRC, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; (ii) Mr. Edward C. Johnson 3d, or Johnson, the Chairman of FMR and of Fidelity International Limited and various foreign-based subsidiaries, or FIL, a qualified institution under Section 240.13d-1(b)(1) that provides investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors; (iii) Strategic Advisers, Inc., or Strategic Advisers, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that provides investment advisory services to individuals; (iv) Pyramis Global Advisors, LLC, or PGALLC, an indirect wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; and (v) Pyramis Global Advisors Trust Company, or PGATC, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. The Schedule 13G reports that: FMRC, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Funds”) beneficially owns 20,773,214 shares; FIL beneficially owns 1,018,082 shares; Strategic Advisers beneficially owns 2,747 shares; PGALLC, as a result of serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940, beneficially owns 199,858 shares; and PGATC, as a result of serving as investment manager of institutional accounts, beneficially owns 604,901 shares. Johnson and FMR LLC, through its control of FMRC and the Funds, each has sole dispositive power with respect to the 20,773,214 shares owned by the Funds. Johnson family members or trusts for their benefit are predominant owners, directly or through trusts, of voting Series B shares of FMR representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders voting agreement; accordingly, members of the Johnson family may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR. Neither FMR nor Johnson has sole voting power with respect to the shares owned directly by the Funds. FMRC carries out the voting of shares through written guidelines established by the Funds’ boards of trustees. Johnson and FMR, through its control of PGALLC, each has sole dispositive and voting power with respect to 199,858 shares owned by the institutional accounts or funds advised by PGALLC. Johnson and FMR, through its control of PGATC, each has sole dispositive power with respect to 604,901 shares and sole voting power with respect to 598,341 shares owned by the institutional accounts managed by PGATC. FIL has sole dispositive power with respect to 1,018,082 shares owned by the international Funds and sole voting power with respect to 927,062 shares and no voting power with respect to 91,020 shares held by the international Funds. Partnerships controlled by members of the Johnson family and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes. FMR and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended.

(3)	Based on the information provided pursuant to a statement on an amended Schedule 13G filed with the SEC on February 11, 2010 by T. Rowe Price Associates, Inc., or T. Rowe Price. T. Rowe Price reported that it has sole voting power with respect to 5,027,166 shares and sole dispositive power with respect to 18,136,022 shares. T. Rowe Price reported that it is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

(4)	Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. BlackRock reported that it has sole voting power with respect to 20,186,099 shares and sole dispositive power with respect to 20,186,099 shares. The Schedule 13G filing by BlackRock was made to amend the Schedule 13G filing on February 24, 2006 by Barclays Global Investors, N.A., or Barclays. On December 1, 2009, BlackRock completed its acquisition of Barclays and, as a result, substantially all of Barclays entities are now included as subsidiaries of BlackRock for the purposes of Schedule 13G filings.

(5)	Based on the information provided pursuant to a joint statement on an amended Schedule 13G filed with the SEC on February 11, 2010 by UBS AG for the benefit and on behalf of the UBS Global Asset Management division of UBS AG and its subsidiaries and affiliates on behalf of its clients. UBS Global Asset Management is composed of wholly-owned subsidiaries and branches of UBS AG. None of the reporting persons affirm the existence of a group within the meaning of Rule 13d-5(b)(1). UBS AG reported that it has sole voting power with respect to 7,755,459 shares and shared dispositive power with respect to 11,346,715 shares. UBS AG reported that it is classified as a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, is organized under the laws of Switzerland, and is the parent company of UBS Global Asset Management, Inc., a Delaware corporation. UBS AG disclaims beneficial ownership of the shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended.

Equity Compensation Plan Information

The following table summarizes information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans, as of December 31, 2009:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	25,038,899	(1)	$47.99(2)	16,250,577	(3)
Equity compensation plans not approved by security holders	62,748	(4)	$36.97	1,372,120

Total	25,101,647		$48.98	17,622,697

(1)	Represents 24,897,051 shares to be issued upon exercise of outstanding options and 141,848 shares of common stock subject to outstanding restricted stock units under the Allergan, Inc. 2008 Incentive Award Plan and the Allergan, Inc. 1989 Incentive Compensation Plan.

(2)	Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the 141,848 shares of common stock subject to outstanding restricted stock units that become issuable as those units vest and following any applicable deferral, without any cash consideration or other payment required for such shares.

(3)	The Allergan, Inc. 2008 Incentive Award Plan superseded the Allergan, Inc. 1989 Incentive Compensation Plan, the Allergan, Inc. 2001 Premium Priced Stock Option Plan, the Allergan, Inc. Employee Recognition Stock Award Plan and the Allergan, Inc. 2003 Nonemployee Director Equity Incentive Plan, in each case, as amended from time to time (collectively, the “Prior Plans”). The aggregate number of shares of our common stock available for issuance under the Allergan, Inc. 2008 Incentive Award Plan is 20,000,000 shares plus any shares of our common stock that, as of the date of our 2008 annual meeting, were subject to awards under the Prior Plans, which following such date are forfeited, cancelled, expire, settled in cash or lapse unexercised and are not issued under such Prior Plans.

(4)	Represents shares credited to the accounts of participants under the Allergan, Inc. Deferred Directors’ Fee Program.

The following compensation plans under which our common stock may be issued upon the exercise of options, warrants and rights have not been approved by our stockholders:

Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000)

The purpose of the Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000) (the “SRSOS”) is to enable our wholly-owned subsidiary, now known as Allergan Pharmaceuticals Ireland, to attract, retain and motivate its employees and directors, and to further align its employees’ and full-time directors’ interests with those of our stockholders by providing for or increasing their proprietary interests in us. The SRSOS is not subject to the provisions of the United States Employee Retirement Income Security Act of 1974 and is not required to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The SRSOS authorizes the board of Allergan Pharmaceuticals Ireland to invite eligible employees to apply for a grant of an option to acquire an estimated number of shares of our common stock with the proceeds of a savings account established under a special savings contract with a bank. Employees make monthly contributions to the account and interest in the form of a bonus payment is paid by the bank at the end of the savings period, which is three years from the date of the first monthly contribution. Provided that the option does not lapse, at the end of the savings period, and in special circumstances before that date, each employee may decide whether they wish to use all of their savings and bonus to buy the maximum number of option shares possible, to take all of their savings and bonus in cash and allow the option to lapse, or to choose some combination of the foregoing. The right to choose to buy shares of our common stock lapses six months after completion of each employee’s savings contract, except in special circumstances. All eligible employees may participate in the SRSOS on similar terms. No invitation may be made to an eligible employee after the tenth anniversary of the date that the board of directors of Allergan Pharmaceuticals Ireland adopted the SRSOS. The SRSOS was approved by our board and Allergan Pharmaceuticals Ireland’s board in January 2000. Our board has reserved a total of 600,000 shares of our common stock for issuance to SRSOS participants. As of December 31, 2009, 42,664 shares of our common stock have been issued under the SRSOS and 557,336 shares remain available for issuance.

Allergan Irish Share Participation Scheme

The Allergan Irish Share Participation Scheme, or ISPS, enables eligible employees to elect to receive a portion of their bonuses in our common stock. Our eligible employees and eligible employees of our subsidiary, Allergan Pharmaceuticals Ireland, can elect to participate in the ISPS.

Under the terms of the ISPS, an eligible employee is given the opportunity each year to purchase shares of our common stock. An eligible employee who has agreed to participate may invest an amount equal to up to 8% of their salary from his or her bonus and a further 7.5% of their basic salary (total 15.5%) in the ISPS. Upon receipt of a signed “Form of Acceptance and Contract of Participation” from the eligible employee, the trustees of the ISPS will purchase shares of our common stock on behalf of all participants. Shares of our common stock are then allocated to each participant based on the amount of bonus and salary invested by the participant. For a period of two years, the shares of our common stock are held by the trustees on the participant’s behalf. After this two-year time period, the participant may instruct the trustees to sell his or her shares of our common stock or to transfer them into the participant’s own name; however, the participant will lose the benefit of income tax relief. If a participant allows the trustee to hold the shares of our common stock for an additional year, i.e. three years in total, the participant can sell or transfer the shares of our common stock free of income tax. The ISPS was modified and readopted by our board in November 1989 to reflect the effects of the spin-off of us from SmithKline Beckman Corporation in July 1989. Our board has reserved a total of 664,000 shares of our common stock for issuance to ISPS participants. As of December 31, 2009, 571,844 shares of our common stock have been issued under the ISPS and 92,156 shares remain available for issuance.

Allergan, Inc. Deferred Directors’ Fee Program

The purpose of the Allergan, Inc. Deferred Directors’ Fee Program (the “DDF Program”) is to provide non-employee members of our board with a means to defer all or a portion of their retainer and meeting fees received from us until termination of their status as a director. Deferred amounts are treated as having been invested in our common stock, such that on the date of deferral the director is credited with a number of phantom shares of our common stock equal to the amount of fees deferred divided by the market price of a share of our common stock as of the date of deferral. Upon termination of the director’s service on our board, the director will receive shares of our common stock equal to the number of phantom shares of our common stock credited to such director under the DDF Program. The DDF Program initially became effective as of March 1, 1994, was amended and restated effective as of November 15, 1999, and was amended and restated effective as of July 30, 2007, such that participants will receive shares of our common stock at the time deferred amounts are paid under the DDF Program. A total of 1,038,012 shares of our common stock have been authorized for issuance to DDF Program participants. As of December 31, 2009, 252,636 shares of our common stock have been issued and participants are entitled to receive an additional 62,748 shares of our common stock under the DDF Program upon termination of their status as director. Excluding the 62,748 shares that participants are entitled to receive under the DDF Program upon termination of their status as director, 722,628 shares remain available for issuance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required, we believe that during the fiscal year ended December 31, 2009, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a), except for Mr. Michael R. Gallagher, a member of our board. On October 27, 2009, Mr. Gallagher was granted phantom stock units under the Allergan, Inc. Deferred Director Fee Program in lieu of cash payable for meeting fees. The Form 4 reporting this grant was filed on November 2, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers, which consist of our Chairman of the Board and Chief Executive Officer, our Executive Vice President, Finance and Business Development, Chief Financial Officer and our three next most highly paid executive officers, as determined under the SEC’s rules.

The Compensation Committee administers the compensation policies and programs for our senior executives and our equity-based incentive compensation plans. A summary discussion of this year’s activities follows below and in this Compensation Discussion and Analysis report.

Executive Summary

The Compensation Committee evaluates and sets executive compensation consistent with our stated philosophy to provide a compensation package that attracts, motivates and retains executive talent, and delivers rewards for superior performance as well as consequences for underperformance. Specifically, the objectives of the Compensation Committee’s compensation practices are to:

•	provide a total compensation program that is competitive with companies in the pharmaceutical, biotechnology and medical device industries with which we compete for executive talent;

•

place a significant portion of executive compensation at risk by linking such compensation to the achievement of pre-established corporate financial performance objectives and other key objectives within the executive’s area of responsibility;

•	provide long-term incentive compensation that focuses executives’ efforts on building stockholder value by aligning their interests with those of our stockholders; and

•	promote stability and retention of our management team.

The major compensation elements for our named executive officers are base salaries, annual performance-based bonuses, stock options, restricted stock, retirement benefits, severance benefits, insurance benefits and modest perquisites. In designing and administering our executive compensation programs, we attempt to strike an appropriate balance among each of these key elements of compensation. Each of these elements is an integral part of, and supports, our overall compensation objectives. Base salaries (other than increases), retirement benefits, insurance benefits and modest perquisites form stable parts of our named executive officers’ compensation packages that are not dependent on company performance during a particular year. We provide these compensation elements to attract, motivate and retain highly qualified executive officers.

Consistent with our performance-based philosophy, we reserve the largest portion of potential compensation for performance- and incentive-based programs. These programs include awards that are based on our financial and stock price performance and provide compensation in the form of cash and equity-based incentive awards that are tied to both our short-term and long-term performance. The performance-based bonus program rewards short-term performance; while our equity awards, mainly in the form of nonqualified stock options, coupled with our mandatory stock ownership guidelines, reward long-term performance and align the interests of management with those of our stockholders.

Highlights of our Executive Compensation Program

The Compensation Committee reviews our executive compensation program and practices throughout the year. 2009 executive compensation program highlights include:

•	No Increases to Base Salaries or Target Bonus Opportunities in 2009. In February 2009, given the uncertain economic conditions prevailing in the United States and around the world, the Compensation

Committee ratified management’s recommendation that there be no 2009 merit increases for our U.S.- and Canadian-based employees, including our named executive officers, and that merit increases in other countries be held to the local statutory minimums or the lower end of prevailing local labor market practices. The Compensation Committee also left the 2009 target bonus levels for our named executive officers unchanged from their 2008 levels.

•

Linking Compensation to the Attainment of Performance Goals. We use annual performance-based cash incentive awards to motivate our executives to meet or exceed our company-wide short-term performance objectives. We target the market median for our annual target cash compensation levels, which is intended to provide focus on annual corporate goals without overemphasizing short-term performance. We used the following three performance goals for the 2009 calendar year: adjusted earnings per share, sales revenue growth and research and development reinvestment. Adjusted earnings per share and sales revenue growth targets provide incentives for management to focus on increasing revenues while meeting an adjusted earnings per share objective, balanced against our long-term objective of maintaining a significant research and development reinvestment rate to fuel our long-term growth. As a result of our achievement of 101.1% of the adjusted earnings per share target, 102.1% of the revenue growth target and 90.3% of the research and development reinvestment target, and in accordance with the bonus structure approved at the beginning of 2009, the bonus payouts under our Executive Bonus Plan to our Chief Executive Officer and our President were approximately 105.2% of their target bonuses. The bonus pool for our other named executive officers under our Management Bonus Plan was approximately 105.2% of their target bonuses, and bonus payouts for the other named executive officers were then adjusted to reflect business function and individual performance in 2009.

•

Using Equity as a Key Component of Compensation. Equity awards serve to align the interests of our executives with those of our stockholders. Therefore, stock options are a key component of our compensation program. Equity awards, mainly in the form of stock options, represented between 64% and 69% of our named executive officers’ compensation in 2009. Stock options more closely align the interests of our executives with those of our stockholders because the recipient will only realize a return on the option if our stock price increases over the term of the option. In addition, awards of stock options align with our high growth strategy and provide significant leverage if our high growth objectives are achieved, and place a significant portion of compensation at risk if our objectives are not achieved.

While we target the market median for our base salary and annual target cash compensation levels, we target the market 75 th percentile for our equity compensation. This positioning places greater emphasis on long-term risk-based pay, alignment with stockholder interests and long-term retention. In February 2009, given the uncertain economic conditions prevailing in the United States and around the world, the Compensation Committee generally reduced the equity grant values under the 2009 equity grant guidelines by at least 25% relative to the 2008 grant guidelines. The 2009 equity grant guidelines for the named executive officers were also set at greater than 25% below the market 75th percentile.

•

Eliminating Single-trigger Acceleration for new Equity Awards. In July 2009, the Compensation Committee determined that in light of current market practices regarding accelerated vesting of equity awards in change of control situations, for nonqualified stock option grants made in 2010 and thereafter, vesting will be accelerated upon a change of control only if the participant’s position is terminated, or if the acquiring company does not convert the options to options of the acquiring company with equivalent value. Thus, all new stock options granted will require a “double-trigger” before vesting is accelerated in a change of control situation, rather than the “single-trigger” that was previously in place.

•

Stock Ownership Guidelines. We have stock ownership guidelines that align our executives’ interests with those of our stockholders and discourage excessive risk-taking. In April 2009, the Compensation Committee reviewed and re-approved our stock ownership guidelines, maintaining an ownership guideline of five times base salary for the Chief Executive Officer, three times base salary for the executive vice presidents, and two times base salary for corporate vice presidents. The ownership requirement for our President was also increased from three times base salary to four times base salary.

•

Independent Compensation Consultant. The Compensation Committee has taken great care to ensure that the advice provided by its external compensation consultant was objective and unbiased, and had in place certain procedures for 2009 to ensure that the advice it received was objective and unbiased. The Compensation Committee determined that in spite of the controls in place, the Compensation Committee wanted its external compensation consultant to provide only executive compensation consulting services to us, and no other services. For 2010, the Compensation Committee retained a new firm, Frederic W. Cook & Co., Inc., or Cook & Co., as its independent compensation consultant.

The Compensation Committee’s decisions with respect to 2009 are discussed in more detail under the headings “Approach for Determining Form and Amount of Compensation” and “Components of Compensation.” In addition, the compensation and benefits provided to our named executive officers for the last three fiscal years are set forth in detail in the Summary Compensation Table and other tables that follow this Compensation Discussion and Analysis, and in the footnotes and narrative material that accompany those tables.

Approach for Determining Form and Amount of Compensation

The Compensation Committee structures our compensation programs and establishes compensation levels for our executive officers. The Compensation Committee annually determines the compensation levels for our executive officers by considering several factors, including competitive market data, each executive officer’s role and responsibilities, how the executive officer is performing those responsibilities and our historical financial performance.

Use of External Consultants

The Compensation Committee works with an external compensation consultant to assist the Compensation Committee in its duties, including providing advice regarding market trends relating to the form and amount of compensation. Mercer was engaged for 2009 as the compensation consultant for the Compensation Committee. The executive compensation consulting group within Mercer performed no work for us other than its work for the Compensation Committee and reported directly to the Compensation Committee through its chairperson. A separate employee benefits group within Mercer provided other services to us, including global employee benefits consulting, as well as actuarial and administrative support for our retirement and other employee benefit plans. In 2009, to ensure that there was further separation between the Compensation Committee consultant and any consultant used by management for other services, the Compensation Committee retained Cook & Co. as its compensation consultant for 2010. Cook & Co. has agreed to provide only executive compensation consulting services to the Compensation Committee and will not provide any other services to us.

For more information on the services provided by the compensation consultant and the compensation consultant’s fees, see the “Corporate Governance — Organization and Compensation Committee” section beginning on page 20 of this Proxy Statement.

Comparison to Market Practices

The Compensation Committee annually compares the levels and elements of compensation that we provide to our named executive officers with the levels and elements of compensation provided to their counterparts in the industry. The Compensation Committee uses this comparison data as a guideline in its review and determination of base salaries, annual performance incentive awards and long-term incentive compensation. We strongly believe in retaining the best talent among our senior executive management team. To retain and motivate these key individuals, the Compensation Committee may determine that it is in our best interests to provide compensation packages to one or more members of our senior executive management that may deviate from the general principle of targeting compensation at specific levels.

The levels and elements of compensation that we provide are compared to a “market composite” of data that includes, where available, proxy information for all of the companies in our peer group as well as industry-specific published survey data. The survey data and the peer group company data are complementary to one another. The survey data provides a broader industry-wide component and matches are made based on job and functional responsibility, while the peer group company data provides information regarding companies most directly comparable to us. For its November 2009 market analysis, Mercer used a 50/50 blend of peer group and survey data, except that for our President, only peer group data was used because survey data was not available. The survey data was collected from the following published compensation surveys: Hewitt 2009 TCM Survey and Towers Perrin 2009 U.S. CDB Pharmaceutical Executive Databases.

The peer group used to compare the levels and elements of compensation that we provided to our named executive officers in 2009 consisted of the following companies:

Peer Group Companies

Company Name	Industry Description	Revenue(1) ($ millions)	Market Capitalization(2) ($ millions)
Johnson & Johnson	Pharmaceuticals	$61,897	$176,419
Abbott Laboratories	Pharmaceuticals	$30,765	$ 80,400
Amgen Inc.	Biotechnology	$14,642	$ 56,287
Bristol-Myers Squibb Company	Pharmaceuticals	$18,808	$ 49,995
Alcon, Inc.	Health Care Equipment	$ 4,885	$ 49,170
Eli Lilly and Company	Pharmaceuticals	$21,836	$ 40,492
Gilead Sciences, Inc	Biotechnology	$ 7,011	$ 38,936
Celgene Corporation	Biotechnology	$ 2,690	$ 25,591
Stryker Corporation	Health Care Equipment	$ 6,723	$ 20,037
Biogen Idec Inc.	Biotechnology	$ 4,377	$ 14,424
Genzyme Corporation	Biotechnology	$ 4,516	$ 13,006
St. Jude Medical, Inc	Biotechnology	$ 4,681	$ 12,237
Forest Laboratories, Inc.	Pharmaceuticals	$ 4,102	$ 9,709
Cephalon, Inc.	Biotechnology	$ 2,192	$ 4,677
Sepracor Inc.(3)	Pharmaceuticals	$ 1,334	$ 2,551
Endo Pharmaceuticals Holdings Inc.	Pharmaceuticals	$ 1,461	$ 2,406
Medicis Pharmaceutical Corporation	Pharmaceuticals	$ 572	$ 1,557

75th Percentile		$14,642	$ 49,170
Median		$ 4,681	$ 20,037
25th Percentile		$ 2,690	$ 9,709

Allergan, Inc.	Pharmaceuticals	$ 4,504	$ 19,108

Source: Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC

(1)	Revenue reflects the four quarters ended December 2009, except where noted.

(2)	Market value as of December 31, 2009.

(3)	Acquired in 2009 by Dainippon Sumitomo Pharma; revenues reflect most recent four quarters as of June 30, 2009 and market value is calculated using share price upon acquisition ($22.98) and number of shares outstanding as of July 31, 2009 (111 million).

The Compensation Committee, with the help of the compensation consultant, periodically reviews the composition of the peer group and the criteria used for selection, considering modifications as appropriate. The Compensation Committee has determined that this group of peer companies is representative of our executive talent pool and our product and market profile (pharmaceutical, biotech, specialty pharmaceutical and medical device), appropriate from a market capitalization and revenue size perspective and comparable in terms of performance and recognition in the marketplace, measured by: (i) growth; (ii) market capitalization multiples; and (iii) total stockholder returns. The peer group used for our market comparisons in 2009 was the same as the peer group used in 2008 except for the removal of Genentech, Inc., Wyeth and Mentor Corporation as they were acquired by other companies, and the addition by the Compensation Committee of the following four companies: Abbott Laboratories, Bristol-Myers Squibb Company, Stryker Corporation and St. Jude Medical, Inc. Each of these companies was deemed appropriate based on the criteria outlined above. In addition, the median value of the revised peer group is comparable to us in terms of revenues and market capitalization.

Emphasis on Equity Compensation and “At Risk” Compensation

The Compensation Committee sets total compensation in a fashion that ensures a significant percentage of annual compensation will be delivered in the form of equity compensation, rather than cash, and is oriented toward rewarding longer-term performance, as opposed to annual performance, thus promoting alignment with long-term stockholder interests. In addition, the pay mix for our named executive officers is weighted less on guaranteed base salary and more on “at risk” compensation in the form of bonus compensation and, to a greater extent, long-term incentives. While we target the market median for our base salary and annual target cash compensation levels, we target the market 75th percentile for our equity compensation. This 75th percentile positioning places greater emphasis on risk-based pay, alignment with stockholder interests and long-term retention. In determining the 2009 target pay mix for our named executive officers, the Compensation Committee considered the average compensation mix of our peer group companies as reflected in the following graphs.

(1)	Peer group data reflects 2008 salary, target bonus when available (or the three-year average bonus when not available) and all long-term incentive values for the peer group companies’ four next most highly compensated executive officers after their chief executive officers.

(2)	Target pay reflects 2009 salary, target bonus and actual stock option and restricted stock grants. Our executive committee consists of our named executive officers, together with Raymond H. Diradoorian, our Executive Vice President, Global Technical Operations and Dianne Dyer-Bruggeman, our Executive Vice President, Human Resources.

(3)	Actual pay reflects 2009 salary, actual bonus and actual stock option and restricted stock grants.

Tally Sheets

At least annually, with the help of the compensation consultant, the Compensation Committee reviews tally sheets setting forth the expected value of annual compensation and benefits for each named executive officer, including base salaries, potential annual performance incentive award payouts at minimum and maximum levels, long-term incentive compensation, including the number of stock options and restricted stock awards granted and the fair value at grant, and the annualized cost of other benefits and perquisites. The tally sheets also set forth the accumulated value of benefits and compensation to each named executive officer, including the accumulated value of equity grants, the accumulated value of benefits under our retirement and savings and investment plans and the accumulated value of potential payouts under different separation scenarios, including under our severance and change of control arrangements. Reviewing tally sheets each year facilitates the Compensation Committee’s evaluation of the reasonableness of the total accumulated value of compensation and benefits provided to each named executive officer. The Compensation Committee also reviews and updates the form of the tally sheets at least annually. For 2009, the tally sheets served as a useful check on total annual compensation for each executive officer and relative compensation among the executive officers, but did not affect any specific decision relating to the named executive officers’ annual compensation. In its 2009 review of the tally sheets, the Compensation Committee determined that the annual compensation amounts for our named executive officers remained consistent with the Compensation Committee’s policies and expectations.

The Role of Our Chief Executive Officer

While the Compensation Committee has overall responsibility for establishing the elements, level and administration of our executive compensation programs, our Chief Executive Officer and members of our Human Resources Department routinely participate in this process, as does our compensation consultant. Our Chief Executive Officer conducts in depth performance reviews of each of the other executive officers and provides a summary of this review to the Compensation Committee. Our Chief Executive Officer also makes recommendations to the Compensation Committee regarding adjustments to base salary, target bonus opportunities and equity awards. Subject to the Compensation Committee’s approval, our Chief Executive Officer also allocates the Management Bonus Plan pool to our business functions based on each function’s results and approves any adjustments to the other named executive officers’ awards based on his evaluation of their performance. Our Chief Executive Officer’s recommendations are one of several important factors considered by the Compensation Committee in making its determinations.

Internal Pay Equity

Our compensation policies and decisions are made on substantially the same basis for all of our named executive officers and the Compensation Committee did not materially differ in applying these policies to any of our named executive officers, including our Chief Executive Officer. As discussed below, none of the named executive officers, including our Chief Executive Officer, received base salary increases or increases to their target bonus opportunities in 2009.

The range of compensation that can be awarded to any of our employees in a given year, including to any named executive officer, is based upon the employee’s job grade or level. Job grades or levels for employees are determined based upon market data on the compensation of similarly situated employees of our peer group, internal equity (including the executive’s accountability and impact on our operations) and the individual’s experience and level of responsibility.

Components of Compensation

Base Salaries

Base salaries provide our executive officers with a degree of financial certainty and stability. The Compensation Committee annually reviews and determines the base salaries of our named executive officers. Salaries are also reviewed in the case of executive promotions or other significant changes in responsibilities.

In setting an executive’s base salary in a particular year, the Compensation Committee takes into account competitive salary practices, the executive’s scope of responsibilities, the results previously achieved by the executive, the executive’s development potential and the executive’s historical base salary level. In order to attract and retain highly qualified executives, base salaries paid to our executive officers are generally targeted at the 50th percentile of the base salaries being paid by the market.

In February 2009, given the uncertain economic conditions prevailing in the United States and around the world, the Compensation Committee determined that none of our named executive officers would receive an increase in base salary. In addition, the Compensation Committee determined that salaries were to be frozen for 2009 for all U.S. employees.

The market position of the named executive officers’ 2009 base salaries based on the consultant’s November 2009 market study are shown in the table below:

Named Executive Officer	2009 Annualized Salary(1)	% of 50th Percentile of Market
David E.I. Pyott	$1,300,000	98%
Chairman of the Board and
Chief Executive Officer
F. Michael Ball	$ 661,500	107%
President, Allergan
Scott M. Whitcup, M.D.	$ 540,000	89%
Executive Vice President,
Research and Development, Chief Scientific Officer
Douglas S. Ingram	$ 540,000	90%
Executive Vice President,
Chief Administrative Officer and Secretary
Jeffrey L. Edwards	$ 495,000	85%
Executive Vice President,
Finance and Business Development, Chief Financial Officer

(1)	For all of the named executive officers, represents base salary on December 31, 2009 annualized for fiscal 2009.

In February 2010, the Compensation Committee approved two percent salary increases for Messrs. Ball, Ingram and Whitcup and a 10% salary increase for Mr. Edwards to bring his salary closer to the market median. Mr. Pyott’s 2010 base salary did not increase from its 2009 level and has remained at the level established in January 2007. The base salary increases for the other named executive officers were based on improved market conditions, competitive market data provided by the compensation consultant discussed above, and our Chief Executive Officer’s evaluations of the other named executive officers. At the beginning of each year, the named executive officers identify a number of specific company performance objectives for their areas of responsibility for the year. These company performance objectives are subject to Mr. Pyott’s review and approval or modification and form the basis for Mr. Pyott’s evaluation of the other executives. The objectives varied considerably in detail and subject matter depending on each executive officer’s area of responsibility. The objectives included, among other things, specific product approvals and development milestones, financial objectives, sales and market share goals, successful completion of acquisitions and financings and regulatory compliance.

Annual Performance-Based Cash Incentive Awards

The primary purpose of our annual performance-based cash incentive awards is to motivate our executives to meet or exceed our company-wide short-term performance objectives. We have two annual bonus programs, each designed to reward management-level employees for their contributions to corporate objectives. Our Chief Executive Officer and our President participate in our Executive Bonus Plan, while our other named executive officers and management employees participate in our Management Bonus Plan. Our Executive Bonus Plan was approved by our stockholders in 2006. Our two annual bonus programs generally have the same structure, as described below.

At the beginning of each year, the Compensation Committee establishes target bonuses for each participant in our Executive Bonus Plan and our Management Bonus Plan after review of the 50th percentile of the bonuses paid by the market, as a percentage of base salary, for that participant’s position. In the beginning of the following year, the Compensation Committee determines the amount of bonuses to be paid out under our Executive Bonus Plan and the size of the bonus pool to be paid to employees participating in our Management Bonus Plan based upon our prior year performance.

Our 2009 bonus plans were structured so that amounts payable to employees in excess of 100% of the target bonus were paid in restricted shares (as opposed to cash) to provide us with greater retention of the recipient over the two-year vesting term of the restricted stock following completion of the performance period. Beginning with the 2010 plans, the Compensation Committee determined to simplify the bonus structure by eliminating payment for above-target performance in restricted stock, except in the case of executives that are required to own stock under our stock ownership guidelines (currently our Chief Executive Officer, President, executive vice presidents and corporate vice presidents).

Under both plans, our performance is measured by our achievement of three performance objectives established at the beginning of the performance period. The performance objectives are based on our corporate strategies and objectives established as part of our annual operating plan process. For 2009, these performance objectives were as follows: (1) a pre-established target adjusted non-GAAP earnings per share of $2.75 (the “EPS Target”), (2) a pre-established target sales revenue growth in local currency of 4.8% (the “Revenue Target”), and (3) a pre-established target research and development reinvestment rate of 16.8% of annual sales (the “R&D Reinvestment Target”). The Compensation Committee determined that the EPS Target, the Revenue Target and the R&D Reinvestment Target were appropriate performance objectives for the purpose of establishing bonus payments because the EPS Target and the Revenue Target provide incentives for management to focus on increasing our revenues while meeting an adjusted earnings per share objective, balanced against our long-term objective of maintaining a significant research and development reinvestment rate to fuel our long-term growth.

Adjusted earnings per share, the underlying financial measure in the EPS Target performance objective, is not defined under U.S. generally accepted accounting principles, or GAAP. We use adjusted EPS for planning and forecasting in future periods the core operating performance of our business. Despite the importance of adjusted EPS in analyzing our business and designing incentive compensation, adjusted EPS has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that it does not reflect: cash expenditures or future requirements for expenditures relating to restructurings and certain acquisitions, including severance and facility transition costs associated with acquisitions; gains or losses on the disposition of assets associated with restructuring and business exit activities; the tax benefit or tax expense associated with the items indicated; and the impact on earnings of charges resulting from certain matters that we consider not to be indicative of our on-going operations. Although we have historically used the same projected adjusted EPS number reported in our press releases commenting on quarterly and annual results for purposes of establishing the EPS target under our

Executive Bonus Plan and our Management Bonus Plan, the Compensation Committee is not required to use the same adjusted EPS number reported in our press releases. For 2010, the Compensation Committee has the discretion to adjust the EPS target under the 2010 Management Bonus Plan for any items of significant income or expense which are determined to be appropriate adjustments.

Our Management Bonus Plan for 2009 provided that the bonus pool would fund at 90% of the target bonus for achievement of the EPS Target, with an additional 10% of the target bonus funding for achievement of the Revenue Target and 10% of the target bonus funding for achievement of the R&D Reinvestment Target. As a result, 110% of the target bonus would fund upon achieving all three of the pre-established corporate performance objectives. For any bonus to be payable, adjusted EPS had to be greater than $2.60, or approximately 94.5% of the EPS Target. Once this threshold adjusted EPS amount had been reached, the bonus pool would be funded based on linear interpolations for performance above and below the target amounts. A maximum of 160% of the target bonus would fund upon achieving the maximum level of all three of the pre-established corporate performance objectives. The funding level of the bonus pool as determined by our results for each of the three company performance objectives is shown in the table below.

Performance Metric	Bonus Pool Funding at Below Threshold Performance	Bonus Pool Funding at Target Performance(1)	Bonus Pool Funding at Maximum Performance(1)
EPS Target	0% of target pool	90%	110%
Revenue Target	0%	10%	25%
R&D Reinvestment Target	0%	10%	25%

Total	0%	110%	160%

(1)	No funding for the Revenue Target or R&D Reinvestment Target would be made unless adjusted EPS exceeded the threshold of $2.60 or approximately 94.5% of the EPS Target.

Once the aggregate bonus pool under the Management Bonus Plan was established, our Chief Executive Officer allocated the bonus pool to our business functions based on each function’s performance versus defined objectives that contributed to the results in 2009. For instance, a business function that exceeded its defined objectives received a greater share of the bonus pool than a business function that met its defined objectives. This allocation of the bonus pool among our business functions reinforces our pay-for-performance philosophy. The objectives of the business functions are reviewed and approved by our Chief Executive Officer.

Under the Management Bonus Plan, within each business function (including with respect to our named executive officer participants within the Management Bonus Plan), each participant’s bonus could be further modified down to 0% or up to 150% based upon the participant’s evaluation by his or her supervisor. In general, at the beginning of 2009, each participant identified (subject to his or her supervisor’s review and approval or modification) a number of objectives for 2009 and then received a performance evaluation against those objectives as part of the year-end compensation review process by his or her supervisor. For the named executive officers participating in the Management Bonus Plan, these objectives varied considerably in detail and subject matter depending on their areas of responsibility. The objectives were subject to our Chief Executive Officer’s review and approval or modification and form the basis of our Chief Executive Officer’s evaluation of the other executives at the end of the year. The objectives included, among other things, product approvals and development milestones, financial objectives, sales and market share goals, successful integration and completion of acquisitions and financings and regulatory compliance. By accounting for each participant’s performance relative to these pre-established objectives, we are able to differentiate among executives and emphasize the link between an individual’s performance and his or her compensation.

Bonuses payable to our Chief Executive Officer and our President under our Executive Bonus Plan for 2009 were based on the same formula as under our Management Bonus Plan, described above, except that no adjustments to the payouts are made based on business unit or individual performance. Like our Management

Bonus Plan, 90% of the target bonus was payable for achievement of the EPS Target, with an additional 10% of target bonus payable for achievement of the Revenue Target and 10% of target bonus payable for achievement of the R&D Reinvestment Target. As a result, 110% of the target bonus was payable upon achieving all three of the pre-established target corporate performance objectives.

2009 Target Bonuses and Payouts

In determining 2009 target bonus amounts, the Compensation Committee compared 110% of each named executive officer’s proposed target bonus (based on the achievement of each of the EPS Target, the Revenue Target and the R&D Reinvestment Target) against the 50th percentile of the market. In February 2009, given the uncertain economic conditions, the Compensation Committee left the 2009 target bonus amounts for our named executive officers unchanged from their 2008 levels.

Our Chief Executive Officer’s target bonus for 2009 was 120% of his year-end annualized base salary, and our President’s target bonus for 2009 was 70% of his year-end annualized base salary, which would result in bonuses of 132% and 77% of their base salaries, respectively, if each of the EPS Target, Revenue Target and R&D Reinvestment Rate Target were met. The 50th percentile of the market establishes target bonuses at a level of approximately 110% of base salary for our Chief Executive Officer and 75% of base salary for our President. Target bonuses for the other named executive officers participating in the Management Bonus Plan were set at 65% of their year-end annualized base salaries, which would result in a bonus of 71.5% of their base salaries if each of the EPS Target, Revenue Target and R&D Reinvestment Rate Target were met and no changes were made to the bonus amounts based on the performance of their business functions or their individual performance evaluations. The 50th percentile of the market establishes target bonuses at a level of approximately 60% to 73% of base salaries for similarly situated executives.

The table below illustrates potential bonus payouts to our named executive officers as a percent of base salary if: (i) all three of the pre-established corporate performance objectives were met at the target level; and (ii) all three of the pre-established corporate performance objectives were met at the maximum level. For Messrs. Whitcup, Ingram and Edwards, the amounts represent potential bonus payouts based solely on company performance, prior to any adjustments for business function or individual performance.

Named Executive Officer	2009 Annualized Salary(1)	Objectives Met at Target Level (Bonus as % of Salary)	Objectives Met at Maximum Level (Bonus as % of Salary)
David E.I. Pyott	$1,300,000	132.0%	192.0%
Chairman of the Board and Chief Executive Officer
F. Michael Ball	$661,500	77.0%	112.0%
President, Allergan
Scott M. Whitcup, M.D.	$540,000	71.5%(2)	104.0%(2)
Executive Vice President, Research and Development, Chief Scientific Officer
Douglas S. Ingram	$540,000	71.5%(2)	104.0%(2)
Executive Vice President, Chief Administrative Officer and Secretary
Jeffrey L. Edwards	$495,000	71.5%(2)	104.0%(2)
Executive Vice President, Finance and Business Development, Chief Financial Officer

(1)	Represents base salary on December 31, 2009 annualized for fiscal 2009.

(2)	Represents potential bonus payouts based solely on company performance, prior to any adjustments for business function or individual performance. Under our Management Bonus Plan, each participant’s bonus could potentially be modified down to 0% or up to 150% based on his or her individual performance.

As a result of our achievement of 101.1% of the EPS Target, 102.1% of the Revenue Target and 90.3% of the R&D Reinvestment Target, and in accordance with the bonus structure approved at the beginning of 2009, the Compensation Committee approved bonus payouts to Messrs. Pyott and Ball of approximately 105.2%, in each case, of their target bonuses.

Also in accordance with the bonus structure approved at the beginning of 2009, the Compensation Committee established the 2009 bonus pool for participants in our Management Bonus Plan at approximately 105.2% of target bonuses resulting in an aggregate bonus pool under the Management Bonus Plan of approximately $32.6 million for approximately 975 participants. For 2009, our Chief Executive Officer determined that the baseline bonus for employees would be set at 105.2% of their target bonuses and that our business functions (and the executive officers responsible for those business functions) would receive adjustments to the baseline bonus based on each function’s performance separate from our corporate financial performance. The bonus payout for Dr. Whitcup was modified based on the performance of his business function which resulted in a payout of 102% of his target bonus. The other participating named executive officer’s bonus payouts were approximately 105.2% of their target bonus.

The actual cash compensation (salary plus actual annual performance awards) for each of the named executive officers as compared to the 50th percentile of the market based on the consultant’s November 2009 market study are shown in the table below.

Named Executive Officer	2009 Actual Salary(1)	Actual Bonus	Actual Total Cash Compensation	% of 50th Percentile of Market
David E.I. Pyott	$1,350,000	$1,641,100	$2,991,100	104%
Chairman of the Board and Chief Executive Officer
F. Michael Ball	$683,308	$487,100	$1,170,408	118%
President, Allergan
Scott M. Whitcup, M.D.	$557,135	$358,000	$915,135	91%
Executive Vice President, Research and Development, Chief Scientific Officer
Douglas S. Ingram	$556,154	$369,300	$925,454	97%
Executive Vice President, Chief Administrative Officer and Secretary
Jeffrey L. Edwards	$509,746	$338,500	$848,246	88%
Executive Vice President, Finance and Business Development, Chief Financial Officer

(1)	Represents base salary earned during fiscal 2009.

2010 Bonuses under our Executive and Management Bonus Plans

For 2010, the Compensation Committee approved a similar bonus structure to the one used in 2009, except that the Compensation Committee simplified the bonus structure by adjusting the payment from 110% to 100% of target bonuses if each of our performance measures was met at target and instead approved corresponding adjustments to each of the named executive officer’s bonus target to take account for this adjustment. Therefore, our Management Bonus Plan for 2010 provides that the bonus pool will be funded at 80% of the target bonus for achievement of an adjusted EPS target, with an additional 10% of the target bonus funded for achievement of a revenue target and 10% of the target bonus funded for achievement of a R&D reinvestment target. As a result, 100% of the target bonus will be funded upon achieving all three of the pre-established corporate performance objectives. In addition, beginning with the 2010 plans, the Compensation Committee determined to eliminate payment for above-target performance in restricted stock, except in the case of executives that are required to own stock under our stock ownership guidelines, which includes all of our named executive officers.

Long-Term Equity Incentives

Our employees, including our named executive officers, are eligible to participate in our annual award of stock option and restricted stock grants under our 2008 Incentive Award Plan. In addition, our employees are eligible to receive other stock option grants and restricted stock awards under our 2008 Incentive Award Plan throughout the fiscal year in connection with certain events, such as a new hire, retention of a key employee, integration of acquisitions or outstanding performance against certain individual or departmental performance objectives. During 2009, approximately 690 employees, including executive officers, received stock option grants and/or, in limited cases, restricted stock awards in connection with our annual award and approximately 182 employees, including executive officers, received other option grants and/or, in limited cases, restricted stock awards, primarily relating to new hire grants, exceptional performance, retention or the achievement of research and development milestones. Such grants provide an incentive for our executives and other employees to increase our market value, as represented by our market price, as well as serving as a method for motivating and retaining our employees.

For 2009, the Compensation Committee determined that our named executive officers should receive long-term incentive awards in the form of stock options, with a limited pool of restricted stock awards being available for that portion of bonuses to be paid in shares of restricted stock under our Executive Bonus Plan and Management Bonus Plan and in limited cases for retention. In determining to provide long-term incentive awards mainly in the form of stock options, the Compensation Committee considered cost and dilution impact, market trends relating to long-term incentive compensation and other relevant factors. The Compensation Committee determined that an award of stock options more closely aligns the interests of the recipient with those of our stockholders because the recipient will only realize a return on the option if our stock price increases over the term of the option. In addition, the Compensation Committee determined that awards of stock options align with our high growth strategy and provide significant leverage if our high growth objectives are achieved and place a significant portion of compensation at risk if our objectives are not achieved. This provides an effective balance of risk and reward.

Determining Award Amounts

Toward the beginning of each year, the Compensation Committee considers and approves a set of guidelines for long-term incentive awards for eligible participants based on the participant’s grade level in the organization. The guidelines for each employee grade level are set by the Compensation Committee based on an annual survey of competitive market practices and input from the compensation consultant. The guidelines target the annual grants of long-term incentive awards at each grade level (as a multiple of the base salary midpoint for the grade level) at the approximate 75th percentile of the market. The purpose of this higher market positioning for equity-based compensation is to provide a total compensation program that maintains a significant amount of at-risk compensation, places greater overall emphasis on long-term performance, encourages retention of key employees and more closely aligns executive compensation with the interests of our stockholders.

In February 2009, the Compensation Committee reviewed its guidelines for long-term incentive awards for eligible participants and adjusted the equity grant guidelines downward from the 75th percentile of the market to account for the market downturn. Compared to the market 75th percentile, which would have required more than eight million shares to implement, the 2009 grant guidelines for the executives represented a greater than 25%

decline in the value and number of options awarded per person. In addition, the Compensation Committee considered the rate of share usage for proposed equity awards, which for 2009 represented approximately six million shares, or 1.96% of the common shares outstanding. The Compensation Committee also considered that our 2008 rate of share usage of 1.65% and our three-year (2005-2007) average rate of share usage of 1.56% of the common shares outstanding, which was below the median of our peer group companies’ three-year (2005-2007) average rate of 1.76% share usage.

Actual 2009 long-term incentive compensation awards at the named executive officers’ grade levels (as a multiple of the base salary midpoint for the grade levels) were significantly below the 75th percentile of the market, as shown in the table below. The options granted to the named executive officers corresponded to the 2009 equity grant guidelines for each executive’s grade level, except in the case of Mr. Edwards whose award was slightly higher than the grant guideline for his grade level.

Named Executive Officer	Number of Stock Options Granted in 2009	Value of Stock Options Granted in 2009(1)	Multiple (% of Base Salary Midpoint)	Market Data 75th Percentile Multiple (% of Base Salary Midpoint)
David E.I. Pyott	533,000	$5,665,800	480%	670%
Chairman of the Board and Chief Executive Officer
F. Michael Ball	152,800	$1,624,300	255%	350%
President, Allergan
Scott M. Whitcup, M.D.	130,400	$1,386,200	235%	320%
Executive Vice President, Research and Development, Chief Scientific Officer
Douglas S. Ingram	130,400	$1,386,200	235%	320%
Executive Vice President, Chief Administrative Officer and Secretary
Jeffrey L. Edwards	138,900	$1,476,500	250%	320%
Executive Vice President, Finance and Business Development, Chief Financial Officer

(1)	The numbers shown in this table, for purposes of determining our market positioning, are based on a Black-Scholes value of $10.63, at a $38.52 exercise price (our average 30 day closing price as of January 23, 2009).

In addition, in recognition of the number of products filed with, and approved by, the U.S. Food and Drug Administration and other regulatory agencies in 2008, Dr. Whitcup received a grant of 10,000 shares of restricted stock on February 20, 2009. These shares vest in full on the fourth anniversary of the grant date, subject to continued employment with us through such vesting date.

Pursuant to our restructuring plan announced on February 4, 2009 and effective February 3, 2009, we modified all outstanding full-round employee stock options granted on February 14, 2008, including all stock options granted to our named executive officers on that date. The modification consisted of accelerating the vesting of, and removing the post-termination exercise period limitations with respect to, those options.

In addition to the equity awards granted to our named executive officers in accordance with our 2010 grant guidelines, Mr. Ball received a grant of 10,000 shares of restricted stock on February 22, 2010 in recognition of his performance in fiscal year 2009.

Equity Grant Policies

During 2009, options were granted to current executive officers on one occasion only, during a regularly scheduled meeting of the Compensation Committee held on February 2, 2009, with a grant date of February 20, 2009. For the 2009 fiscal year and the current fiscal year, the grant date is 11 business days after the full year earnings release. Where awards of bonus amounts payable under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the target bonus are issued in restricted shares, they are expressed in dollar valuations when approved by the Compensation Committee and the number of shares of restricted stock is determined two trading days after the full year earnings release based on the closing price of our common stock on the grant date. Other awards of stock options and restricted stock are expressed in a number of shares when approved by the Compensation Committee.

Beginning with the 2007 fiscal year, our policy has been that option grant dates for newly hired executive officers and other eligible employees will be two business days after the next quarterly or annual earnings release, as applicable, following the executive officer’s or other eligible employee’s commencement of employment.

Compensation Clawback Policy

In July 2007, the Compensation Committee adopted a clawback policy, whereby in the case of fraud or other intentional misconduct involving our executive officers or vice presidents that necessitates a restatement of our financial results, we are required to recover any bonus awards or other incentive compensation paid or issued to our executive officers or vice presidents in excess of the amount that would have been paid or issued based on the restated financial results. The Compensation Committee approved this policy after consideration of market practices and to further align the interests of our executive officers and vice presidents with our stockholders.

Stock Ownership Guidelines

Our board has approved stock ownership guidelines for our executives as follows: our Chief Executive Officer at five times base salary; executive vice presidents with five years in their position at three times base salary; and all corporate vice presidents (consisting primarily of our region heads and business heads) with five years in their position at two times base salary. In April 2009, the Compensation Committee reviewed and re-approved our stock ownership guidelines, maintaining an ownership guideline of five times base salary for our Chief Executive Officer, three times base salary for the executive vice presidents, and two times base salary for corporate vice presidents. The ownership requirement for our President was also increased from three times base salary to four times base salary. Ownership is determined based on the combined value of the following executive holdings: (1) shares owned outright; (2) restricted shares; (3) shares held in benefit plans; and (4) fifty-percent of the intrinsic value of vested, in-the-money stock options.

The Compensation Committee annually reviews our executive officers’ stock ownership status and the timeline for compliance in connection with our annual meeting of stockholders. In April 2009, all such officers met the stock ownership guidelines. The Compensation Committee also annually reviews our stock ownership guidelines and their consistency with market practices. The tally sheets reviewed by the Compensation Committee also provide information about compliance with the stock ownership guidelines by each named executive officer.

Our board has also approved stock ownership guidelines for directors, which provide that each non-employee director is expected to own our common stock, including phantom shares accrued under our Deferred Directors’ Fee program, equal in value to the number of years the director has served on our board since 1989 multiplied by the annual cash retainer fee for each year served. As of December 31, 2009, all non-employee directors met the stock ownership guidelines.

Perquisites and Other Benefits

In September 2006, the Compensation Committee determined that all major perquisite programs, other than a tax and financial planning allowance of $20,000 for our Chief Executive Officer and our President and $10,000 for each other named executive officer, would be eliminated. The Compensation Committee kept the tax and financial planning allowance in order to support effective use of our compensation programs and good financial management. In lieu of the terminated perquisites, the Compensation Committee determined to provide a flat annual perquisite allowance of $20,000 for our Chief Executive Officer, $15,000 for our President and $10,000 for each other named executive officer. The perquisite allowance is payable in equal bi-weekly installments during the course of the year. The Compensation Committee eliminated all other major perquisite programs in order to streamline the program and simplify its administration. The new program was implemented in January 2007.

We offer medical plans, dental plans, vision plans and disability insurance plans, for which executives are charged the same rates as all other employees. We pay 100% of the cost of term life insurance for all eligible employees as well as the cost of higher coverage levels in place for our executives.

Executive Retirement Plans

We have two supplemental retirement plans for certain employees, including the named executive officers. These plans pay benefits directly to a participant to the extent benefits under our defined benefit retirement plan are limited by Internal Revenue Code Sections 415 and 401(a)(17). Payments under our supplemental retirement plans for benefits accrued through December 31, 2004 are in the same form and will be paid at the same time as a participant’s benefits under our pension plan. Payments under our supplemental plans for benefits accrued on or after January 1, 2005 will be paid beginning at the later of age 55 or termination of employment, unless an election was made prior to December 31, 2008 stating a different commencement of the payments; the form of payment for this portion of the accrued benefit will be selected immediately prior to the commencement of the payments.

Under the Allergan, Inc. Executive Deferred Compensation Plan, eligible employees, including the named executive officers, have been permitted to defer receipt of up to 100% of their base salary and bonus; beginning January 1, 2010, eligible employees, including the named executive officers, are permitted to defer receipt of up to 65% of their base salary and bonus. Eligible employees, including the named executive officers, also receive contributions from us for a given year under the Executive Deferred Compensation Plan if, during that year, they have contributed the maximum before-tax contributions under our Savings and Investment Plan and the amount of contributions made to the Savings and Investment Plan on behalf of the participant was limited by the Internal Revenue Code. A description of the material terms of these plans can be found beginning on page 57 of this Proxy Statement under the Pension Benefits Table and on page 59 of this Proxy Statement under the Nonqualified Deferred Compensation Table.

Severance and Change of Control Benefits

None of our U.S.-based employees, including our named executive officers, have an employment agreement that provides a specific term of employment with us. Accordingly, the employment of any such employee may be terminated at any time.

Since 1993, a severance pay policy has been in effect for executive officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the executive officer’s years of service, with the greatest benefits (approximating two years of total cash compensation and benefits) payable for executive vice presidents having 15 or more full years of service, and the least benefits for service of less than seven years (approximately 14 months of base salary only). The severance policy was designed to further retain executives by providing security that increases over time with the executive’s service to us.

We have entered into change of control agreements with each of our named executive officers and other key employees, which provide for severance and other benefits if their employment is terminated under specified circumstances within two years following a change of control. The payments and benefit levels under the change of control agreements did not influence and were not influenced by other elements of compensation.

Our severance pay policy and change of control agreements were designed to help attract key employees, preserve employee morale and productivity and encourage retention in the face of the potentially disruptive impact of an actual or potential change of control. These benefits also allow executives to assess takeover bids objectively without regard to the potential impact on their own job security. In December 2006 and July 2007, the compensation consultant, at the direction of the Compensation Committee, provided a summary of market practices with respect to cash severance payments and the treatment of unvested equity upon a change of control. The compensation consultant found that “salary plus bonus” was the most prevalent cash severance multiplier among our peer group companies and the general industry. Severance multipliers typically ranged from one times salary and bonus at lower tiers to three times salary and bonus at the top executive level. Our current severance multiples are in line with these findings. Additionally, at that time, the most prevalent treatment of unvested equity among our peer group companies was full vesting upon a change of control, a single trigger, which was in line with our change of control agreements. All of the other change of control benefits under our change of control agreements require a “double-trigger” (a change of control followed by a qualifying termination). In July 2009, the Compensation Committee determined that in light of evolving market practices, for nonqualified stock option and restricted stock grants made in 2010 and thereafter, vesting will be accelerated upon a change of control only if the participant’s position is terminated, or if the acquiring company does not convert the awards to awards of the acquiring company with equivalent value. Thus, all new stock options and restricted stock awards granted will require a “double-trigger” before vesting may be accelerated, rather than the “single-trigger” that was previously in place.

A description of the material terms of our change of control agreements and severance pay policy, as well as a description of other benefits provided under our 1989 Incentive Compensation Plan, as amended, supplemental retirement plans and our Executive Bonus Plan and Management Bonus Plan, can be found beginning on page 60 of this Proxy Statement under the Potential Payments Upon Termination or Change of Control Table.

Policies on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the Compensation Committee establishes such goals consists only of “outside directors.” All members of the Compensation Committee qualify as outside directors. Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of our common stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period. Our stock option grants under our 2008 Incentive Award Plan, as approved by our stockholders in March 2008, are intended to meet the criteria of Section 162(m) of the Internal Revenue Code.

The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers that is not fully deductible if it determines that such award is consistent with the Compensation Committee’s compensation philosophy and is in our and our stockholders’ best interests, such as time-vested grants of restricted stock, retention bonuses or other grants.

Our Executive Bonus Plan is designed and has generally been implemented with the intent to meet the performance-based criteria of Section 162(m) of the Internal Revenue Code.

Tabular Compensation Disclosure

The following tables summarize our named executive officer and non-employee director compensation as follows:

1.	Summary Compensation Table. The Summary Compensation Table summarizes the compensation earned by or paid to our named executive officers in 2009, 2008 and 2007, including salary earned, the aggregate grant date fair value of stock awards and option awards granted to our named executive officers, non-equity incentive plan awards earned by our named executive officers for performance, changes in the actuarial present value of our named executive officers’ accrued aggregate pension benefits and all other compensation paid to our named executive officers, including perquisites.

2.	Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table summarizes all grants of plan-based awards made to our named executive officers in 2009, including cash and stock awards made under our Management Bonus Plan and our Executive Bonus Plan. For a discussion of cash and stock awards earned by our named executive officers under our Management Bonus Plan and our Executive Bonus Plan for 2009 performance, see the Summary Compensation Table.

3.	Outstanding Equity Awards at Fiscal Year-End Table. The Outstanding Equity Awards at Fiscal Year-End Table summarizes the unvested stock awards and all stock options held by our named executive officers as of December 31, 2009, adjusted, as applicable, to account for our two-for-one stock split that was completed on June 22, 2007. Please note that our named executive officers’ ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this Proxy Statement.

4.	Option Exercises and Stock Vested Table. The Option Exercises and Stock Vested Table summarizes our named executive officers’ option exercises and stock award vesting during 2009, adjusted, as applicable, to account for our two-for-one stock split that was completed on June 22, 2007.

5.	Pension Benefits Table. The Pension Benefits Table summarizes the actuarial present value of our named executive officers’ accumulated benefits under our defined benefit retirement plan and two supplemental retirement plans and any payments made under those plans to our named executive officers during 2009.

6.	Nonqualified Deferred Compensation Table. The Nonqualified Deferred Compensation Table summarizes the contributions to and account balances under our Executive Deferred Compensation Plan during 2009.

7.	Potential Payments Upon Termination or Change of Control Table. The Potential Payments Upon Termination or Change of Control Table and discussion summarize payments and benefits that would be made to our named executive officers in the event of certain employment terminations and/or a change of control.

8.	Director Compensation Table. The Director Compensation Table summarizes the compensation paid to our non-employee directors during 2009, including cash compensation and the aggregate grant date fair value of stock awards and option awards previously granted to our non-employee directors.

1.  Summary Compensation Table

The following table shows the compensation earned by, or awarded or paid to, each of our named executive officers for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2009, 2008 and 2007. Please note that ownership of vested stock awards is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this Proxy Statement. Please also note that “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the following table consists of the annual change in the actuarial present value of the named executive officer’s accrued aggregate pension benefit and nonqualified deferred compensation earnings that are above-market.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
David E.I. Pyott	2009	$1,300,000	$0	$8,185,921	$1,560,000	$ 901,857	$ 46,537	$11,994,315
Chairman of the Board and	2008	$1,350,000	$2,592,726	$8,343,910	$1,212,100	$1,054,216	$ 51,229	$14,604,181
Chief Executive Officer	2007	$1,293,076	$511,961	$6,928,130	$1,560,000	$ 475,494	$ 51,923	$10,820,584

Jeffrey L. Edwards	2009	$495,000	$0	$2,133,254	$ 321,800	$ 298,747	$ 27,583	$3,276,384
Executive Vice President,	2008	$509,746	$115,982	$2,147,031	$ 250,000	$ 338,675	$ 31,167	$3,392,601
Finance and Business Development,	2007	$455,704	$94,148	$1,597,697	$ 274,700	$ 99,095	$ 31,604	$2,552,948
Chief Financial Officer

F. Michael Ball	2009	$661,500	$0	$2,346,733	$ 463,100	$ 403,907	$ 37,555	$3,912,795
President, Allergan	2008	$683,308	$186,189	$2,788,087	$ 324,100	$ 360,487	$ 48,613	$4,390,784
	2007	$627,115	$151,176	$2,224,596	$ 441,000	$ 186,809	$ 52,953	$3,683,649

Douglas S. Ingram	2009	$540,000	$0	$2,002,709	$ 351,000	$ 210,384	$ 17,637	$3,121,730
Executive Vice President,	2008	$556,154	$126,619	$2,147,031	$ 272,700	$ 172,482	$ 21,705	$3,296,691
Chief Administrative Officer	2007	$500,000	$98,598	$1,597,697	$ 300,000	$ 86,917	$ 32,609	$2,615,821
and Secretary

Scott M. Whitcup, M.D.	2009	$540,000	$401,600	$2,002,709	$ 351,000	$ 233,881	$131,531	$3,660,721
Executive Vice President,	2008	$557,135	$386,627	$2,147,031	$ 308,900	$ 219,406	$ 33,564	$3,652,663
Research and Development,	2007	$505,298	$79,862	$1,597,697	$ 305,100	$ 95,013	$ 36,985	$2,619,955
Chief Scientific Officer

(1)	The amounts shown include amounts of salary earned but deferred at the election of the named executive officer under the Savings and Investment Plan and the Executive Deferred Compensation Plan. While base salaries were unchanged from 2008 to 2009, there were minor changes to actual salaries due to pay cycle differences between years. Specifically, there was one fewer bi-monthly pay cycle in 2009 than in 2008 and one additional pay cycle in 2008 than in 2007. Mr. Pyott’s base salary has been unchanged since January 2007. See footnote 6 below for a description of the Savings and Investment Plan. See the Nonqualified Deferred Compensation Table for a description of the Executive Deferred Compensation Plan.

(2)	The amounts shown are the grant date fair value of stock awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values in 2009, see Note 11, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2009. Awards payable under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the participant’s target bonus were paid out in shares of restricted stock that vest in full on the second anniversary of the grant date, subject generally to continued employment with us through such vesting date. The amounts shown in the Stock Awards column include the grant date fair value for these restricted stock awards in the year of grant.

(3)	The amounts shown are the grant date fair value of option awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values in 2009, see Note 11, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2009.

(4)

The amounts shown represent the cash portion of the bonus performance awards earned under our Executive Bonus Plan for Messrs. Pyott and Ball, and our Management Bonus Plan for all other named executive officers. Awards payable under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the participant’s target bonus were paid in grants of restricted stock that vest in full on the second anniversary of the grant date, subject generally to continued employment with us through such vesting date.

The amounts shown do not include any portion of the awards paid in grants of restricted stock awards. The grant date fair values of such awards are reflected in the Stock Awards column in the year of grant. Our Management Bonus Plan and our Executive Bonus Plan establish target and maximum bonus payment awards to our named executive officers based upon a percentage of their base salary. For 2009, payouts under our Management Bonus Plan and our Executive Bonus Plan were based on attainment of corporate performance objectives as follows: (1) a pre-established target adjusted earnings per share, (2) a pre-established target sales revenue growth, and (3) a pre-established target research and development reinvestment rate. In addition, for any bonus to be payable, 2009 adjusted non-GAAP earnings per share had to be greater than 94.5% of the target adjusted earnings per share. As a result of our achievement of 101.1% of our target adjusted earnings per share, 102.1% of our target sales revenue growth and 90.3% of our target research and development reinvestment rate, and in accordance with the bonus structure approved at the beginning of 2009 under our Executive Bonus Plan and our Management Bonus Plan, the Compensation Committee approved funding the 2009 bonus pool for plan participants at approximately 105.2% of the target bonus pool. See “Grants of Plan-Based Awards” and “Compensation Discussion and Analysis — Annual Performance-Based Cash Incentive Awards” in this Proxy Statement for a more complete description of these plans.

(5)	This column includes the annual change in the actuarial present value of the named executive officer’s accrued aggregate pension benefit and the nonqualified deferred compensation earnings that are above-market. The change in the actuarial present value of the accrued pension benefit for 2009 is determined by subtracting the present value of each executive’s accrued benefit as of December 31, 2008 from the present value of their accrued benefits as of December 31, 2009. The nonqualified deferred compensation earnings represent above-market interest of $9,356 for Mr. Ball accrued under the Executive Deferred Compensation Plan. Interest accrued under the Executive Deferred Compensation Plan during 2009 was at a rate of 5.678%, based on 120% of the ten-year Treasury Note 120 month rolling average determined on October 1 of each year for the following year. Executives who commenced participation in the Executive Deferred Compensation Plan after January 1, 2000 are not entitled to obtain above-market interest. See “Pension Benefit Table” and “Compensation Discussion and Analysis — Executive Retirement Plans” in this Proxy Statement for a description of this plan.

(6)	For 2009, the amounts shown include our incremental cost for the provision to our named executive officers of certain specified perquisites, contributions by us to the Savings and Investment Plan, the cost of term life insurance and term executive post-retirement life insurance premiums, and buybacks of accrued vacation (generally available to all employees) and, in the case of Dr. Whitcup, nominal payments for his contributions to the development of patents in line with our policy for patent development.

The table below shows our 2009 incremental cost for the provision of certain specified perquisites to our named executive officers.

Named Executive Officer	Year	Annual Perquisite Payment(1)	Tax and Financial Planning(2)
Mr. Pyott	2009	$20,000	$20,000
Mr. Edwards	2009	$10,000	$1,527
Mr. Ball	2009	$15,000	$16,019
Mr. Ingram	2009	$10,000	$1,100
Dr. Whitcup	2009	$10,000	$4,430

(1)	The annual perquisite amounts were established based on flat annual perquisite payments of $20,000 for our Chief Executive Officer, $15,000 for our President and $10,000 for each other named executive officer.

(2)	We provide our named executive officers a tax and financial planning annual allowance of $20,000 for our Chief Executive Officer and our President and $10,000 for each other named executive officer.

In addition to the foregoing perquisites, prior to becoming our executive officer, on November 9, 2000, Dr. Whitcup entered into a Promissory Note secured by a Deed of Trust (the “Note”) in which he borrowed

$300,000, without interest, from us for the purchase of a home. If Dr. Whitcup remains employed and has not sold or otherwise conveyed the property, we will forgive the Note in three equal reductions of $100,000, one of which was made on November 9, 2009 and the remaining two of which will be made on November 9, 2010 and November 9, 2011. On December 31, 2009, the outstanding principal amount of the note was $200,000. Our incremental cost in connection with this loan in 2009 was $100,000. See “Certain Relationships and Related Person Transactions” in this Proxy Statement for additional information regarding this loan. The table below shows contributions by us to the Savings and Investment Plan and the cost of term life insurance and term executive post-retirement life insurance premiums, as follows:

Named Executive Officer	Year	Savings and Investment Plan Contributions	Insurance Premiums(1)
Mr. Pyott	2009	$5,277	$1,260
Mr. Edwards	2009	$5,277	$1,260
Mr. Ball	2009	$5,277	$1,260
Mr. Ingram	2009	$5,277	$1,260
Dr. Whitcup	2009	$5,277	$1,260

(1)	We pay 100% of the cost of term life insurance for all eligible employees as well as the cost of higher coverage levels in place for our executives. Amounts shown reflect the cost of the premiums for our named executive officers.

Savings and Investment Plan. The Allergan, Inc. Savings and Investment Plan is a defined contribution plan that qualifies as a 401(k) plan under the Internal Revenue Code and also features a retirement contribution for eligible employees. The contributions to the plan are made by us for each of the named executive officers on the same terms as are applicable to all other employees. Under the 401(k) feature of the plan, we make a matching contribution to the plan equal to 100% of eligible participants’ before-tax contributions and after-tax contributions up to a specified maximum amount that fluctuates from time to time, subject to Internal Revenue Code limits on the maximum amount of pay that may be recognized. The maximum match was four percent at the beginning of 2009 and was reduced to two percent on February 13, 2009. The maximum match was increased to three percent effective January 1, 2010. A participant becomes vested in the Allergan matching contribution to the 401(k) after the participant completes three years of service or, if earlier, the participant reaches age 62, becomes permanently and totally disabled or dies, or in the case of an occurrence of a change of control. If a participant’s service terminates before he or she is vested, the participant will forfeit the Allergan match and any earnings thereon.

Earnings on amounts contributed to the 401(k) plan are based on participant selection among the investment options selected by the Global Investments & Benefits Subcommittee of our Executive Committee. Participants may select one or more investment options for their own contributions. In addition, beginning in July 2009, participants may self-direct the investment of matching contributions to one or more investment options. Prior to this, matching contributions were initially invested in our common stock but could be immediately diversified away from our common stock by the participant; only participants who had reached age 55 could elect to self-direct the initial investment of matching contributions to other investment options. No “above-market” crediting rates are offered under either feature of the plan.

Employee Stock Ownership Program. The Employee Stock Ownership Program is a fully-funded defined contribution plan that qualifies as an employee stock ownership plan under the Internal Revenue Code. An employee’s account vests at 20% for each completed year of service. After five years of service, the employee’s account is 100% vested, at which time an employee can diversify up to 50% of their account by selling our common stock and reinvesting the proceeds in other investment funds in the program. Notwithstanding the foregoing, an employee’s account becomes fully vested upon attainment of age 62, permanent disability or death, or upon the occurrence of a change of control. If an employee leaves us before becoming 100% vested, he or she forfeits the unvested portion of the account. In 2002, the Compensation Committee determined that employees hired on or after July 1, 2002 would not be eligible to participate in the program. The last stock allocation was made in early 2003; the last forfeiture reallocation was made in 2007.

2.  Grants of Plan-Based Awards Table

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2009.

Name	Approval Date	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold($)	Target ($)	Maximum ($)
David E.I. Pyott	2/2/09	2/2/09	$0	$1,560,000	$2,496,000
	2/2/09	2/20/09					533,000	$40.16	$8,185,921(4)
Jeffrey L. Edwards	2/2/09	2/2/09	$0	$321,800	$ 772,200
	2/2/09	2/20/09					138,900	$40.16	$2,133,254(4)
F. Michael Ball	2/2/09	2/2/09	$0	$463,100	$ 740,900
	2/2/09	2/20/09					152,800	$40.16	$2,346,733(4)
Douglas S. Ingram	2/2/09	2/2/09	$0	$351,000	$ 842,400
	2/2/09	2/20/09					130,400	$40.16	$2,002,709(4)
Scott M. Whitcup, M.D.	2/2/09	2/2/09	$0	$351,000	$ 842,400
	2/2/09	2/20/09					130,400	$40.16	$2,002,709(4)
	2/2/09	2/20/09				10,000			$ 401,600(5)

(1)	The option and stock awards shown were approved at a regularly scheduled meeting of the Compensation Committee held on February 2, 2009, prior to our full year earnings release, and the grant date for such awards was February 20, 2009.

(2)

The amounts shown represent the potential value of performance bonus awards earned in 2008 and paid in 2009 under our Executive Bonus Plan for Messrs. Pyott and Ball and under our Management Bonus Plan for all other named executive officers. For 2009, awards payable under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the participant’s target bonus are payable in grants of restricted stock or restricted stock units that vest in full on the second anniversary of the grant date, subject generally to continued employment with us through such vesting date. Accordingly, the amounts shown in the “Target” column reflect the maximum amounts payable in cash under our Executive Bonus Plan and our Management Bonus Plan. The difference in the value reflected in the “Maximum” column and “Target” column would be payable solely in shares of restricted stock. Awards under the plans to our named executive officers are based on three performance objectives: (1) attainment of a target adjusted earnings per share, (2) attainment of a target sales revenue growth in local currency, and (3) attainment of a target research and development reinvestment rate. For any bonus to be payable under our Management Bonus Plan or our Executive Bonus Plan in 2009, our 2009 adjusted earnings per share had to be greater than the threshold adjusted earnings per share established by the Compensation Committee at the beginning of the year. The bonus payable, once the 94.5% threshold adjusted earnings per share is met, increases in proportion to the amount by which the threshold has been exceeded based on linear interpolations above and below the target amounts. The Compensation Committee established that the bonus pool under our Management Bonus Plan and our Executive Bonus Plan would be funded at 90% of target bonus if we achieved the adjusted earnings per share target, with an additional 10% of target bonus funded for achievement of the revenue target and 10% of target bonus funded for achievement of the research and development reinvestment target. As a result, 110% of the target bonus would be funded upon achieving all three of the pre-established targeted corporate performance objectives. The Compensation Committee also provided that the actual bonus pool payable under our Executive Bonus Plan and our Management Bonus Plan would be from 0% to 160% of the individual’s target bonus opportunity based on our relative attainment of these pre-established performance objectives. Under our Management Bonus Plan, each participant’s bonus could then potentially be modified down to 0% or up to 150% based on individual performance in relation to pre-established objectives. Mr. Pyott’s target bonus for 2009 was 120%, and maximum bonus was 192%, of his year-end annualized base salary; Mr. Ball’s target bonus for 2009 was 70%, and maximum bonus was 112%, of his year-end annualized base salary; and all other named executive officers’ target bonuses for 2009 were 65%, and maximum bonuses were up to 156%, of their year-end annualized base salaries. The maximum bonus potential for Messrs. Edwards and Ingram and Dr. Whitcup, who participate in our Management Bonus Plan, includes the additional potential increase of up to 150% based on individual performance. Similar discretion to increase bonuses based on individual performance is not permitted for Messrs. Pyott and Ball under our Executive Bonus Plan. Actual bonuses are based on our performance against target and are subject to the discretion of the Compensation Committee to reduce the amounts payable. Please also see “Compensation Discussion and Analysis — Annual Performance-Based Cash Incentive Awards” in this Proxy Statement for a more complete description of these bonus plans.

(3)	Amounts represent the number of options that were granted pursuant to the 1989 Incentive Compensation Plan, as amended, and have an exercise price per share equal to closing price of our common stock on the NYSE on February 20, 2009, the grant date, in accordance with the terms of the plan.

(4)	The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under FASB ASC Topic 718. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $40.16; exercise price of option, $40.16; expected stock volatility, 40.07%; risk-free interest rate, 1.62% (based on the five and one half year treasury bond rate); expected life, 5.75 years; and dividend yield, 0.40%.

(5)	The dollar value of the stock shown represents the grant date fair value as prescribed under FASB ASC Topic 718, based on the closing price of our common stock on the grant date of $40.16.

3.  Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2009. Please note that ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders” in this Proxy Statement. Please also note that certain historical equity award grants have been adjusted, as applicable, to account for our two-for-one stock split that was completed on June 22, 2007. For a discussion of stock awards earned by our named executive officers under our Management Bonus Plan and our Executive Bonus Plan for 2009, see “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table and “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)
David E.I. Pyott(9)	0	533,000	(3)	$40.16	2/20/19	30,000	(5)	$1,890,300
	410,000	0	(6)	$64.47	2/14/18
	193,400	193,400	(7)	$58.55	2/2/17
	337,500	112,500	(8)	$55.98	2/6/16
	452,000	0		$36.15	2/8/15
	500,000	0		$41.24	1/29/14
	600,000	0		$30.13	1/30/13
	566,754	0		$32.40	4/24/12
	307,458	0		$40.09	2/1/11

	3,367,112	838,900

Jeffrey L. Edwards(9)	0	138,900	(3)	$40.16	2/20/19	1,799	(4)	$ 113,355
	105,500	0	(6)	$64.47	2/14/18
	44,600	44,600	(7)	$58.55	2/2/17
	63,000	21,000	(8)	$55.98	2/6/16
	40,000	0		$36.15	2/8/15
	34,000	0		$41.24	1/29/14
	42,000	0		$30.13	1/30/13
	43,596	0		$32.40	4/24/12

	372,696	204,500

F. Michael Ball(9)	0	152,800	(3)	$40.16	2/20/19	2,888	(4)	$ 181,973
	137,000	0	(6)	$64.47	2/14/18
	62,100	62,100	(7)	$58.55	2/2/17
	96,000	32,000	(8)	$55.98	2/6/16
	130,000	0		$36.15	2/8/15
	118,000	0		$41.24	1/29/14
	28,000	0		$30.13	1/30/13
	104	0		$32.40	4/24/12

	571,204	246,900

Douglas S. Ingram(9)	0	130,400	(3)	$40.16	2/20/19	5,964	(4)(5)	$ 375,792
	105,500	0	(6)	$64.47	2/14/18
	44,600	44,600	(7)	$58.55	2/2/17
	63,000	21,000	(8)	$55.98	2/6/16
	100,000	0		$36.15	2/8/15
	66,000	0		$41.24	1/29/14
	66,000	0		$30.13	1/30/13
	68,508	0		$32.40	4/24/12
	26,988	0		$40.09	2/1/11

	540,596	196,000

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)
Scott M. Whitcup, M.D.(8)	0	130,400	(3)	$40.16	2/20/19	15,997	(4)(5)	$1,007,971
	105,500	0	(6)	$64.47	2/14/18
	44,600	44,600	(7)	$58.55	2/2/17
	63,000	21,000	(8)	$55.98	2/6/16
	100,000	0		$36.15	2/8/15
	32,000	0		$41.24	1/29/14
	20,800	0		$30.13	1/30/13
	7,500	0		$28.92	1/6/13
	7,212	0		$32.40	4/24/12
	22,420	0		$40.09	2/1/11

	403,032	196,000

(1)	Ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders” in this Proxy Statement.

(2)	Represents the closing price of a share of our common stock on December 31, 2009 ($63.01) multiplied by the number of shares or units that have not vested.

(3)	25% of the total option grant vests and becomes exercisable on each of the first, second, third and fourth anniversaries of February 20, 2009, the date of the grant, and have a term of ten years.

(4)	Amounts include 1,799, 2,888, 1,964 and 1,997 shares granted to Messrs. Edwards, Ball and Ingram and Dr. Whitcup, respectively, on February 14, 2008, which cliff vest in full on February 14, 2010. These shares were awarded under our Management Bonus Plan and our Executive Bonus Plan for 2007 and represent the excess of 100% of the participants’ bonus targets, paid in grants of restricted stock. These stock awards cliff vest in full on the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting, however, is accelerated on such date as the participant is eligible for normal retirement (having reached the age of 55 and five years of service) or in the event of termination due to death or permanent disability. Vesting is prorated in the case of a job elimination as a result of a reduction in force based on the length of the participant’s service subsequent to the grant date.

(5)	Amounts also include 30,000 restricted shares of our common stock granted to Mr. Pyott that vest in full on February 14, 2012, the fourth anniversary of the grant date, 10,000 restricted shares of our common stock and 4,000 restricted shares of our common stock granted to Dr. Whitcup that vest in full on February 20, 2013 and February 14, 2012, respectively, the fourth anniversary of the grant date, and 4,000 restricted shares of our common stock granted to Mr. Ingram that vest in full on February 6, 2010, the fourth anniversary of the grant date.

(6)	At the time they were granted, these options were scheduled to vest and become exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of February 14, 2008, the date of the grant. Pursuant to the stock option vesting acceleration provisions of our restructuring plan announced on February 4, 2009, these options vested in full on February 3, 2009. These options have a term of ten years.

(7)	These options vest and are exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of February 2, 2007, the date of the grant, and have a term of ten years.

(8)	These options vest and are exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of February 6, 2006, the date of the grant, and have a term of ten years.

(9)	The aggregate number of option awards (consisting of both exercisable and unexercisable option awards) held by each of Messrs. Pyott, Edwards, Ball, Ingram and Dr. Whitcup at December 31, 2009, was 4,206,012; 577,196; 818,104; 736,596; and 599,032, respectively.

4.  Option Exercises and Stock Vested Table

The following table summarizes the option exercises and stock award vesting for each of our named executive officers for the year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
David E.I. Pyott	0	$ 0	0	$ 0
Jeffrey L. Edwards	32,592	$ 615,705	1,608	$61,691
F. Michael Ball	0	$ 0	2,582	$99,058
Douglas S. Ingram	60,204	$2,059,238	1,684	$64,607
Scott M. Whitcup, M.D.	15,000	$ 403,064	1,364	$52,330

(1)	Represents the price at which shares acquired upon exercise of the stock options were sold net of the exercise price for acquiring shares.

(2)	Represents the vesting date closing market price of a share of our common stock multiplied by the number of shares that have vested.

5. Pension Benefits Table

The following table summarizes the actuarial present value of each of our named executive officer’s accumulated benefits under our defined benefit retirement plan and two supplemental retirement plans as of the December 31, 2009 measurement date and any payments made during the year ended December 31, 2009.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
David E.I. Pyott	Defined Benefit Retirement Plan(1)	12	$ 339,978	$ 0
	Supplemental Executive Benefit Plan(2)	12	$4,588,111	$ 0
	Supplemental Retirement Income Plan(2)	12	$ 0	$ 0

Jeffrey L. Edwards	Defined Benefit Retirement Plan(1)	16.6	$ 311,175	$ 0
	Supplemental Executive Benefit Plan(2)	16.6	$ 926,077	$ 0
	Supplemental Retirement Income Plan(2)	16.6	$ 0	$ 0

F. Michael Ball	Defined Benefit Retirement Plan(1)	14.7	$ 368,882	$ 0
	Supplemental Executive Benefit Plan(2)	14.7	$1,540,307	$ 0
	Supplemental Retirement Income Plan(2)	14.7	$ 0	$ 0

Douglas S. Ingram	Defined Benefit Retirement Plan(1)	13.8	$ 227,456	$ 0
	Supplemental Executive Benefit Plan(2)	13.8	$ 667,584	$ 0
	Supplemental Retirement Income Plan(2)	13.8	$ 0	$ 0

Scott M. Whitcup, M.D.	Defined Benefit Retirement Plan(1)	10	$ 191,469	$ 0
	Supplemental Executive Benefit Plan(2)	10	$ 685,473	$ 0
	Supplemental Retirement Income Plan(2)	10	$ 0	$ 0

(1)	Defined Benefit Retirement Plan. Our pension plan is a defined benefit retirement plan that provides pension benefits to our U.S. employees, including our officers, based upon the average of the employee’s highest 60 consecutive months of eligible earnings and years of service integrated with covered compensation as defined by the Social Security Administration. The annual benefit payable at the normal retirement age is as follows: 1.23% of average earnings not in excess of covered compensation times the number of years of service to 35 years, plus 1.73% of average earnings in excess of covered compensation times the number of years of service to 35 years, plus 0.50% of average earnings times service in excess of 35 years.

Eligibility to participate in our pension plan was terminated for employees that joined us after September 30, 2002.

Normal retirement age is 65, however, unreduced benefits are payable at the age of 62. Early retirement benefits are available at the age of 55 with five years of service. Benefits are reduced by 6% per year for commencement prior to the age of 62. A participant is fully vested in his pension benefit after five years of service.

Mr. Pyott is currently eligible for early retirement because he is over age 55 and has more than 5 years of service. Other than Mr. Pyott, none of our named executive officers listed above are currently eligible for early retirement under our defined benefit retirement plan or supplemental retirement plans. The number of years of credited service is based on elapsed time for the entire period of employment by us.

Eligible earnings include amounts paid to an employee by us for services rendered, including base earnings, commissions and similar incentive compensation, cost of living allowances earned within the U.S., holiday pay, overtime earnings and other bonus amounts paid under certain programs.

Lump sums less than $10,000 can either be paid out or rolled over into an eligible retirement plan.

The present value of accumulated benefits is based on a 6.05% discount rate and the RP-2000 Mortality Table, projected to 2010, combined for employees and annuitants, separate for males and females with no collar adjustment. No pre-retirement mortality, retirement or termination have been assumed for the valuation. The value in the Pension Benefits Table does not match the Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions, or SFAS No. 87, Accumulated Benefit Obligation. It is intended to represent the present value of the accrued benefit reflecting retirement at age 62, the plan’s earliest retirement date with unreduced benefits.

(2)	Supplemental Executive Benefit Plan and Supplemental Retirement Income Plan. These plans pay benefits directly to a participant to the extent benefits under our defined benefit pension plan are limited by Internal Revenue Code Sections 401(a)(17) and 415, respectively. Payments under our supplemental retirement plans for benefits accrued through December 31, 2004 are in the same form and will be paid at the same time as a participant’s benefits under our pension plan. Payments under our supplemental retirement plans for benefits accrued on or after January 1, 2005 are paid beginning the later of age 55 or termination of employment, unless an election was made prior to December 31, 2008 stating a different commencement date; the form of payment for this portion of the accrued benefit will be selected immediately prior to commencement of the payments. No benefits have accrued in the Supplemental Retirement Income Plan for the named executive officers. The Internal Revenue Code Section 415 limit is $195,000 for 2009.

Eligible employees under the Supplemental Executive Benefit Plan include officers directly appointed by our board. Eligible employees under the Supplemental Retirement Income Plan include management employees whose benefits are limited by Internal Revenue Code Section 415.

The present value of accumulated benefits for the Supplemental Executive Benefit Plan is based on a 6.00% discount rate and the RP-2000 Mortality Table, projected to 2010, combined for employees and annuitants, separate for males and females with no collar adjustment. No pre-retirement mortality, retirement or termination have been assumed for the valuation. The value in the Pension Benefits Table does not match the SFAS No. 87 Accumulated Benefit Obligation. It is intended to represent the present value of the accrued benefit reflecting retirement at age 62, the plan’s earliest retirement date with unreduced benefits.

Under the supplemental retirement plans, in the event of a change of control, each participant will receive a lump sum payment in lieu of accrued benefits under the plans based on a more favorable 3.6% discount rate. For additional information on payments in connection with a change of control, see the Potential Payments Upon Termination or Change of Control Table in this Proxy Statement on page 60.

6.  Nonqualified Deferred Compensation Table

The following table sets forth a summary of contributions to, and account balances under, our Executive Deferred Compensation Plan, as more fully described below, for the year ended December 31, 2009.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2009
David E.I. Pyott	$ 0	$ 0	$ 1,667	$(1,539,587)	$ 0
Jeffrey L. Edwards	$ 0	$ 0	$ 0	$ 0	$ 0
F. Michael Ball	$ 0	$ 0	$294,240	$ 0	$2,795,733(2)
Douglas S. Ingram	$ 0	$ 0	$ 0	$ 0	$ 0
Scott M. Whitcup, M.D.	$ 0	$ 0	$ 1,318	$ (252,314)	$ 207,260

(1)	The amounts in this column reflect gains by funds in which investments were made under the Executive Deferred Compensation Plan and include $9,356 of interest for Mr. Ball that accrued under the Executive Deferred Compensation Plan, which amount is reflected and described in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

(2)	For Mr. Ball, includes an aggregate amount of $21,546, which amount was reported as compensation in this Proxy Statement for fiscal years 2009, 2008 and 2007.

Executive Deferred Compensation Plan. Under the Executive Deferred Compensation Plan, eligible employees, including our named executive officers, have been permitted to defer receipt of up to 100% of their base salary and bonus; beginning in January 1, 2010, eligible employees, including our named executive officers, are permitted to defer receipt of up to 65% of their base salary and bonus. Eligible employees, including our named executive officers, receive contributions from us, or Employer Match Restoration Credits, for a given year under the Executive Deferred Compensation Plan if, during that year, they have contributed the maximum before-tax contributions to our Savings and Investment Plan and if the amount of contributions made to the Executed Deferred Compensation Plan resulted in fewer matching contributions made to the Savings and Investment Plan. Similarly, eligible employees receive company contributions, or Retirement Contribution Restoration Credits, for a given year under the Executive Deferred Compensation Plan if, during that year, the amount of contributions made pursuant to the retirement plan contribution feature of the Savings and Investment Plan was limited by the Internal Revenue Code. A participant is deemed 100% vested in the Employer Match Restoration Credits, regardless of the number of years of service with us. A participant becomes vested in the Retirement Contribution Restoration Credits at a rate of 20% for each completed year of service with us or, if earlier, the participant reaches age 62, becomes permanently disabled or dies, or at a change of control. Only employees who were hired prior to October 1, 2002 and who made a one-time irrevocable election to participate in the retirement contribution feature of our 401(k) plan (and forego participation in our pension plan), or who were hired on or after October 1, 2002, are eligible to receive Retirement Contribution Restoration Credits. None of our named executive officers are eligible to receive Retirement Contribution Restoration Credits.

The Executive Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy our obligations under the plan. The Global Investments & Benefits Subcommittee of our Executive Committee selects investment vehicles, or fund media, amongst which participants make investment allocations that provide the basis on which gains and losses are attributed to account balances under the Executive Deferred Compensation Plan. The Global Investments & Benefits Subcommittee may add or delete from the fund selection from time to time. In 2009, the plan permitted participants to choose from among thirteen investment funds. The rates of return of the funds for 2009 ranged from 0.53% to 39.55%.

The fund media and their annual rates of return for the calendar year ended December 31, 2009 are contained in the following table.

Name of Investment Option	Rate of Return in 2009
Vanguard Prime Money Market	0.53%
Western Asset Core Plus Bond Portfolio-Inst	26.21%
Dodge & Cox Balanced	28.37%
Dodge & Cox Stock	31.27%
American Century Income & Growth-Inst	18.20%
BlackRock S&P 500 Index	26.49%
INTECH Risk-Managed Growth-I	33.63%
Columbia Marsico Focused Equities-Z	30.58%
TIAA-CREF Instl Small-Cap Blend Index-Instl	26.83%
Evergreen Special Values-I	30.19%
Times Square Small Cap Growth-Inst	35.72%
American Funds New Perspective-R5	37.92%
American Funds EuroPacific Growth-R5	39.55%

In addition, Mr. Ball receives interest paid by us on amounts deferred prior to January 1, 2000. The company paid interest rate for 2009 was 5.678%. Executives who commenced participation in the Executive Deferred Compensation Plan after January 1, 2000 are not entitled to obtain this interest. Benefit payments under the Executive Deferred Compensation Plan commence the January following termination of employment for any reason and are payable in 20, 40 or 60 quarterly installments (but a lump sum payment will be made if the total account balance is less than $50,000). In addition, a participant may elect to receive benefit payments while still employed, payable as a lump sum or in 8, 12 or 16 quarterly installments.

7.  Potential Payments Upon Termination or Change of Control Table

Change of Control Agreements. We have entered into agreements with each of our named executive officers and certain other executives that provide certain benefits in the event of a change of control (as defined below). If a change of control had occurred on December 31, 2009, the last business day of fiscal year 2009, the agreements would have covered approximately 129 of our officers and key employees, including each of our named executive officers.

Under these agreements, if, within two years after a change of control, we terminate an executive’s employment other than for cause, death or disability or the executive terminates his or her employment in the case of a material reduction of executive compensation or a material reduction, modification or change of executive duties (each a “qualifying termination”), the executive is entitled to:

•

A cash payment equal to one-, two- or three- (depending on the executive) times (i) such executive’s highest annual salary rate within the five-year period preceding termination plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under our Management Bonus Plan or our Executive Bonus Plan, as applicable, payable in a lump sum within 30 days after such termination, unless the executive chooses to be paid over a longer period; provided, however, that if the executive’s severance payment under our Severance Pay Plan (described below) would be higher than the foregoing payment, then the executive’s payment would be equal to the amount determined in accordance with the Severance Pay Plan;

•

For an additional one-, two- or three-year period (depending on the executive), payments equal to our retirement contributions (not including matching contributions) to the Savings and Investment Plan and the Retirement Contribution Restoration Credits to the Executive Deferred Compensation Plan that would have been received if the executive had continued working;

•

Continuation of all employment benefits for a one-, two- or three-year period (depending on the executive) and outplacement benefits of a type and duration generally provided to employees at the executive’s level;

•	Vesting of all stock options, restricted stock and other incentive compensation awards; and

•

For certain executives, payment of an amount sufficient to offset the effect of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law.

Our change in control agreements provide that the payments and benefits listed above may be delayed as necessary to ensure compliance with the requirements of Internal Revenue Code Section 409A.

The multiple of salary and bonus (as calculated above) and the number of years of continued coverage of other benefits as of December 31, 2009 were as follows: Messrs. Pyott, Edwards, Ball, Ingram and Dr. Whitcup, two other executive vice presidents and five corporate vice presidents — three years; 17 senior vice presidents — two years; and 100 other covered key employees — one year.

A “change of control” is generally defined as one of the following: (i) the acquisition by any person of beneficial ownership of 20% or more of our voting stock (unless our board approves the acquisition), or 33% or more of our voting stock (with or without board approval); (ii) certain business combinations involving us; (iii) a stockholder approved disposition of all or substantially all of our assets; or (iv) a change in a majority of the incumbent board members, except for changes in the majority of such members approved by such members, subject to certain exceptions.

“Cause” is generally defined as one of the following: (i) refusal of the executive to comply with written instructions of our board that are consistent with the scope of the executive’s responsibilities prior to the change of control; (2) dishonesty of the executive that results in material financial loss to us or injury to our reputation; or (3) the executive’s conviction of any felony involving an act of moral turpitude.

We may, in our sole discretion, provide notice of termination of an executive no later than 60 days prior to the expiration of the agreement. If written notice is not provided, the agreement automatically extends for successive 12 month periods beyond its customary two year term.

Severance Pay Plan. The Compensation Committee has approved a severance pay policy for executive officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the executive officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the executive officer’s years of service with us. For executive vice presidents having 15 or more full years of service, the severance pay is two times the highest annual salary in the prior five years plus two times the average of the two highest bonuses paid in the prior five years. These employees are also entitled to two years of pension credit, two years of continued coverage in medical, dental and vision plans, continued participation in flexible spending accounts through the end of the calendar year, continued access to tax and financial planning and a flat annual perquisite allowance over those two years, continued coverage in our life insurance and disability coverage in the two-year period and accelerated vesting of the employees’ stock options and restricted stock. For executive vice presidents and one corporate vice president having between eight years and 14 full years of service, the severance pay is between 22 and 26 months of base salary, depending upon the actual full years of service, with no additional benefits other than medical, dental and vision coverage during the severance pay period. For executive vice presidents having between zero and seven full years of service, the severance pay is between 14 and 15 1/2 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period.

Acceleration of Benefits Under Certain Other Plans. Our 2008 Incentive Award Plan, as amended, our 1989 Incentive Compensation Plan, as amended, supplemental retirement plans, as amended, our Management Bonus

Plan and our Executive Bonus Plan also contain provisions for the accelerated vesting of benefits to our executives upon a change of control of us (using the same definition of “change of control” as the definition described above under “Change of Control Agreements”). Under our 1989 Incentive Compensation Plan, as amended, which governed option grants made prior to May 2008 and was superseded by our 2008 Incentive Award Plan, vesting of a participant’s options and restricted stock is accelerated in the event of a termination due to death, permanent disability or in the case of a change of control. In the case of a job elimination as a result of a reduction in force or transfer to a new organization outside of us as a result of a divestiture, vesting of a participant’s options is accelerated and vesting of a participant’s restricted stock is prorated based on the length of the participant’s service subsequent to the grant date. Awards under our 2008 Incentive Award Plan, which was approved by our stockholders on May 6, 2008 and supersedes our 1989 Incentive Compensation Plan, as amended, contains similar accelerated vesting provisions in the event of a change of control or a participant’s termination of employment due to death or disability. In addition, awards under our 2008 Incentive Award Plan provide for accelerated vesting upon a participant’s job elimination, but only if he or she executes and does not revoke a general release of claims against us. In July 2009, the Compensation Committee determined that in light of evolving market practices, for nonqualified stock option and restricted stock grants made in 2010 and thereafter, vesting will be accelerated upon a change of control only if the participant’s position is terminated, or if the acquiring company does not convert the awards to awards of the acquiring company with equivalent value. Thus, all new stock options and restricted stock awards granted will require a “double-trigger” before vesting may be accelerated, rather than the “single-trigger” that was previously in place.

Under our supplemental retirement plans, in the event of a change of control, each participant will receive a lump sum payment in lieu of accrued benefits under the plans based on a more favorable 3.6% discount rate. Termination under our supplemental retirement plans can be for any reason whatsoever, voluntary or involuntary.

Under our Management Bonus Plan and our Executive Bonus Plan, each as in effect, if a change of control occurs during any year in which a participant is eligible to receive a bonus award under the plan, such bonus award will be prorated to the effective date of the change of control and all performance objectives set by the Compensation Committee will be deemed to be met at the greater of 100% of the performance objective or our actual prorated year-to-date performance. Payment is conditioned upon the recipient continuing to be employed by us or our successor on the effective date of the change of control and will be made within 30 days after the effective date of the change of control. No amounts are shown for these benefits in the table below, as the change of control occurs on the last day of the performance period and thus the payout would be the same as if the change of control had not occurred.

In accordance with the requirements of the SEC, the following table presents our reasonable estimate of the benefits payable to our named executive officers assuming that each of the following events occurred on December 31, 2009, the last business day of fiscal year 2009: (1) a change of control; (2) a change of control and qualifying termination of employment; (3) a job elimination as a result of a reduction in force; (4) a termination as a result of mutual resignation; (5) a termination as a result of a transfer to an organization outside of us as a result of a divestiture; and (6) a termination as a result of death or permanent disability. Excluded are benefits previously accrued under our Executive Deferred Compensation Plan, defined benefit retirement plan and two supplemental retirement plans. For information on such accrued benefits, see the Pension Benefits Table and the Nonqualified Deferred Compensation Table in this Proxy Statement. Also excluded are benefits provided to all employees, such as accrued vacation. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a change of control, our named executive officers will receive the amounts reflected below.

Name	Trigger	Salary and Bonus(1)	Retirement Benefits(2)	Value of Option Acceleration(3)	Value of Restricted Stock Acceleration(4)	Continuation of Employment Benefits(5)	280G Tax Gross Up(6)	Total Value(7)
David E.I. Pyott	Change of Control	$ 0	$ 360,784	$13,833,052	$1,890,300	$ 0	$ 0	$16,084,136
	Change of Control and Qualifying Termination	$10,267,200	$3,376,099	$13,833,052	$1,890,300	$229,706	$ 0	$29,596,357
	Job Elimination — Reduction in Force	$ 2,654,167	$ 0	$13,833,052	$ 879,494	$ 29,697	$ 0	$17,396,410
	Mutual Resignation	$ 2,654,167	$ 0	$ 0	$ 0	$ 29,697	$ 0	$ 2,683,864
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$13,833,052	$ 879,494	$ 0	$ 0	$14,712,546
	Death or Disability	$ 0	$ 0	$13,833,052	$1,890,300	$ 0	$ 0	$15,723,352	(9)

Jeffrey L. Edwards	Change of Control	$ 0	$ 184,628	$ 3,520,516	$ 113,355	$ 0	$ 0	$ 3,818,499
	Change of Control and Qualifying Termination	$ 2,611,650	$ 980,222	$ 3,520,516	$ 113,355	$169,832	$ 0	$ 7,395,575
	Job Elimination — Reduction in Force	$ 1,741,100	$ 0	$ 3,520,516	$ 105,479	$ 29,091	$ 0	$ 5,396,186
	Mutual Resignation	$ 1,741,100	$ 0	$ 0	$ 0	$ 29,091	$ 0	$ 1,770,191
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$ 3,520,516	$ 105,479	$ 0	$ 0	$ 3,625,995
	Death or Disability	$ 0	$ 0	$ 3,520,516	$ 113,355	$ 0	$ 0	$ 3,633,871	(9)

F. Michael Ball	Change of Control	$ 0	$ 141,467	$ 3,993,566	$ 181,973	$ 0	$ 0	$ 4,317,006
	Change of Control and Qualifying Termination	$ 3,793,200	$1,179,332	$ 3,993,566	$ 181,973	$214,688	$ 0	$ 9,362,759
	Job Elimination — Reduction in Force	$ 1,433,250	$ 0	$ 3,993,566	$ 169,308	$ 31,515	$ 0	$ 5,627,639
	Mutual Resignation	$ 1,433,250	$ 0	$ 0	$ 0	$ 31,515	$ 0	$ 1,464,765
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$ 3,993,566	$ 169,308	$ 0	$ 0	$ 4,162,874
	Death or Disability	$ 0	$ 0	$ 3,993,566	$ 181,973	$ 0	$ 0	$ 4,175,539	(9)

Douglas S. Ingram	Change of Control	$ 0	$ 174,439	$ 3,326,291	$ 375,792	$ 0	$ 0	$ 3,876,522
	Change of Control and Qualifying Termination	$ 2,827,500	$ 767,803	$ 3,326,291	$ 375,792	$170,498	$1,817,366	$ 9,285,250
	Job Elimination — Reduction in Force	$ 1,125,000	$ 0	$ 3,326,291	$ 356,637	$ 30,303	$ 0	$ 4,838,231
	Mutual Resignation	$ 1,125,000	$ 0	$ 0	$ 0	$ 30,303	$ 0	$ 1,155,303
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$ 3,326,291	$ 356,637	$ 0	$ 0	$ 3,682,928
	Death or Disability	$ 0	$ 0	$ 3,326,291	$ 375,792	$ 0	$ 0	$ 3,702,083	(9)

Scott M. Whitcup, M.D.(8)	Change of Control	$ 0	$ 117,108	$ 3,326,291	$1,007,971	$ 0	$ 0	$ 4,451,370
	Change of Control and Qualifying Termination	$ 2,838,300	$ 731,766	$ 3,326,291	$1,007,971	$130,193	$1,847,591	$ 9,882,112
	Job Elimination — Reduction in Force	$ 1,012,500	$ 0	$ 3,326,291	$ 367,789	$ 10,331	$ 0	$ 4,716,911
	Mutual Resignation	$ 1,012,500	$ 0	$ 0	$ 0	$ 10,331	$ 0	$ 1,022,831
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$ 3,326,291	$ 367,789	$ 0	$ 0	$ 3,694,080
	Death or Disability	$ 0	$ 0	$ 3,326,291	$1,007,971	$ 0	$ 0	$ 4,334,262	(9)

(1)	In the case of a change of control and qualifying termination, represents three-times the sum of (i) the highest annual salary rate within the five-year period preceding termination, plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under our Management Bonus Plan or our Executive Bonus Plan, as applicable. In the case of a termination of employment under our severance pay plan, represents, for our executive officers having from eight up to 14 full years of service (i.e., Messrs. Pyott, Ball and Ingram and Dr. Whitcup), between 22.5 and 26 months of base salary, and for our executive officer with 15 or more full years of service (i.e., Mr. Edwards), two times the highest annual salary in the last five year period plus two times the average of the two highest bonuses in the last five year period.

(2)	In the case of a change of control and a change of control and a qualifying termination, represents the present value of the incremental non-qualified pension benefit payable based on a 3.6% discount rate and the mortality table defined in Internal Revenue Code Section 1.430(h)(3). This table is based on the RP-2000 sex-distinct table that reflects projected mortality improvements 15 years into the future from the valuation date for nonannuitants and seven years into the future for annuitants. In the case of a change of control and qualifying termination, also represents the present value of payments equal to our retirement contributions (not including matching contributions) to the Savings and Investment Plan and the Retirement Contribution Restoration Credits to the Executive Deferred Compensation Plan that would have been received if the executive had continued working for an additional three-year period (reflecting the executive’s benefits multiple).

(3)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested stock options based on the spread between the closing price of our common stock on December 31, 2009 and the exercise price of the stock options.

(4)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested restricted stock based on the closing price of our common stock on December 31, 2009.

(5)	In the case of a change of control and qualifying termination, represents the estimated payments for continued medical, dental, vision and life insurance coverage, access to tax and financial planning and a flat annual perquisite allowance, each for a period of three years after termination of employment. In the case of a termination of employment under our severance pay plan, represents medical, dental and vision coverage during the severance pay period.

(6)	Represents payment of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law.

(7)	Excludes the value to the executive of a continued right to indemnification by us and continued coverage under our directors’ and officers’ liability insurance (if applicable).

(8)	Excludes amounts borrowed from us prior to becoming an executive officer, on November 9, 2000, which may offset any severance payable if Dr. Whitcup is terminated with or without cause. See “Certain Relationships and Related Person Transactions” in this Proxy Statement for additional information.

(9)	Our Named Executive Officers each receive life insurance proceeds of $1.5 million upon death, which amounts have been excluded from the table. We pay the premiums for term life insurance for all eligible employees as well as the cost of higher coverage levels in place for our executives.

8. Director Compensation Table

The following table summarizes the cash compensation paid to our non-employee directors for the year ended December 31, 2009, as well as the aggregate grant date fair value for stock options and stock awards granted in 2009 to our non-employee directors. Please note that ownership of vested stock by our non-employee directors is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this Proxy Statement.

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)(4)	Option Awards(3)(4)	Other Compensation(5)	Total
Herbert W. Boyer, Ph.D.	$126,000	$671,904	$163,087	$2,838	$963,829
Deborah Dunsire, M.D.	$ 64,000	$ 0	$163,087	$ 607	$227,694
Michael R. Gallagher	$ 72,000	$ 0	$163,087	$2,934	$238,021
Gavin S. Herbert	$ 61,000	$ 0	$163,087	$ 0	$224,087
Dawn Hudson	$ 70,000	$ 0	$163,087	$ 0	$233,087
Robert A. Ingram	$ 75,000	$671,904	$163,087	$ 893	$910,884
Trevor M. Jones, Ph.D.	$ 64,000	$ 0	$163,087	$ 818	$227,905
Louis J. Lavigne, Jr.	$ 71,000	$ 0	$163,087	$ 0	$234,087
Russell T. Ray	$ 92,000	$671,904	$163,087	$ 0	$926,991
Stephen J. Ryan, M.D.	$ 80,000	$ 0	$163,087	$ 847	$243,934
Leonard D. Schaeffer	$ 77,000	$ 0	$163,087	$3,143	$243,230

(1)	In 2009, each non-employee director received an annual retainer of $40,000 for services as a director, except that Dr. Boyer, the Vice Chairman of the Board, received an annual retainer of $100,000, reflecting the Vice Chairman’s critical role in assuring effective corporate governance and in managing the affairs of our board including: (1) presiding over executive sessions of our board and over board meetings when the Chairman of the Board is not in attendance; (2) consulting with the Chairman of the Board and other board members on corporate governance practices and policies, and assuming the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership; (3) meeting informally with other outside directors between board meetings to assure free and open communication within the group of outside directors; (4) assisting the Chairman of the Board in preparing our board agenda so that the agenda includes items requested by non-management members of our board; (5) administering the annual board evaluation and reporting the results to the Corporate Governance Committee; and (6) assuming other responsibilities that the non-management directors might designate from time to time.

The following table shows the amount of the retainer and meeting fees paid in 2009 that the directors deferred under our Deferred Directors’ Fee program as well as the phantom shares held by the directors under our Deferred Directors’ Fee program at December 31, 2009.

Director	2009 Deferred Fees	Phantom Shares held at December 31, 2009
Herbert W. Boyer, Ph.D.	$63,000	14,713
Deborah Dunsire, M.D.	$64,000	3,549
Michael R. Gallagher	$72,000	15,292
Gavin S. Herbert	$0	0
Dawn Hudson	$0	0
Robert A. Ingram	$75,000	5,089
Trevor M. Jones, Ph.D.	$0	4,101
Louis J. Lavigne, Jr.	$0	0
Russell T. Ray	$0	0
Stephen J. Ryan, M.D.	$0	4,246
Leonard D. Schaeffer	$0	15,755

The chairperson of each board committee received a $2,500 quarterly retainer fee for committee meetings presided over in 2009, except that the chairperson of the Audit and Finance Committee received a $5,000 quarterly retainer fee for regular committee meetings presided over in 2009. In addition, all non-employee directors, including our board committee chairs, received $2,000 for each board meeting attended in 2009 and an additional $1,000 for each board committee meeting attended in 2009.

(2)	The amounts shown are the grant date fair value of restricted stock granted in fiscal year 2009, as prescribed under FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2009.

Under our 2008 Incentive Award Plan, which was approved by our stockholders at our 2008 annual meeting and which supersedes our 1989 Incentive Compensation Plan, as amended, each non-employee director who is elected, re-elected or appointed to our board during the term of such plan automatically is granted an award of 14,400 shares of restricted stock. In the event that an individual’s initial appointment or election to be a non-employee director occurs at any time other than an annual meeting at which members of the class of directors to which such individual becomes a member are standing for re-election, such individual instead automatically receives a restricted stock award covering 14,400 shares less 4,800 shares for each calendar year ended since the last annual meeting at which members of the class of directors to which such individual is elected were standing for re-election. The restrictions on the restricted stock lapse at a rate of 4,800 shares of common stock per year on the earlier to occur of each anniversary of the grant date of the restricted stock award or the annual meeting of stockholders held during such calendar year at which one or more members of our board are standing for re-election, subject to continued service on our board through that date. If an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death or permanent and total disability, the shares not then vested are returned to us without payment of any consideration to the director. Under our 2008 Incentive Award Plan, 14,400 shares of restricted stock were granted to each of Messrs. Boyer, Ingram and Ray on April 30, 2009, the date of our 2009 annual meeting.

(3)	The amounts shown are the grant date fair value of stock options granted in fiscal year 2009, as prescribed under FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2009.

Under our 2008 Incentive Award Plan, which was approved by our stockholders at our 2008 annual meeting and which supersedes our 2003 Non-employee Director Equity Incentive Plan, as amended, each non-employee director is automatically granted options covering 11,400 shares on the date of each regular annual meeting of stockholders at which directors are to be elected, which, subject to accelerated vesting upon death or total disability, vest in full on the earlier of (i) the first anniversary of the grant date of such option or (ii) the date of the next annual meeting of stockholders at which directors are to be elected following the grant of the option. No option granted under our 2003 Non-employee Director Equity Incentive Plan, as amended, or under our 2008 Incentive Award Plan may be exercised after the first to occur of: (1) three months after voluntary resignation or removal for cause; (2) 12 months after termination of service as director for any other reason; or (3) ten years from the date of grant.

(4)	The table below shows the aggregate numbers of unvested stock awards and option awards outstanding for each non-employee director as of December 31, 2009.

Director	Unvested Stock Awards	Vested and Unvested Option Awards
Herbert W. Boyer, Ph.D.	14,400	58,200
Deborah Dunsire, M.D.	9,600	34,200
Michael R. Gallagher	4,800	58,200
Gavin S. Herbert	4,800	58,200
Dawn Hudson	4,800	22,800
Robert A. Ingram	14,400	48,200
Trevor M. Jones, Ph.D.	9,600	48,200
Louis J. Lavigne, Jr.	9,600	43,200
Russell T. Ray	14,400	58,200
Stephen J. Ryan, M.D.	4,800	58,200
Leonard D. Schaeffer	9,600	58,200

Please note that ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this proxy statement.

(5)	Under our Deferred Directors’ Fee program, participants may elect to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in our common stock, such that on the date of deferral the director is credited with a number of phantom shares of our common stock equal to the amount of fees deferred divided by the market price of a share of our common stock as of the date of deferral. Upon termination of the director’s service on our board, the director will receive shares of our common stock equal to the number of phantom shares of our common stock credited to such director under the Deferred Directors’ Fee program. The amounts shown represent dividend equivalents earned on the phantom shares during 2009.

In addition to the foregoing, we reimburse our non-employee directors for the costs of attending up to two continuing education programs for directors per year. We do not believe these to be perquisites as the directors are expected to attend such programs and continuing education programs are integrally and directly related to their service as our directors.

Compensation Risk Management

In response to rules adopted by the SEC in December 2009, Cook & Co. assessed our compensation policies and practices to determine whether any risks arising from those policies and practices are reasonably likely to have a material adverse effect on us. The Compensation Committee reviewed and agreed with Cook & Co.’s conclusion that our compensation policies and practices do not create such risks. In doing so, the Compensation Committee considered various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, as presented by Cook & Co., including but not limited to the following:

•	appropriate pay philosophy, peer group and other market comparability data, and market positioning to align with and support business objectives;

•

effective balance in: (i) cash and equity pay mix, (ii) short- and longer-term performance focus, (iii) corporate, business unit, and individual performance focus and measurement; and (iv) financial and non-financial performance measurement together with top management and board discretion to manage pay appropriately; and

•	stock grant guidelines, stock ownership guidelines, an incentive plan clawback policy, and Compensation Committee oversight of our compensation policies and practices.

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are based on current expectations and are subject to risks, uncertainties, and assumptions that are difficult to predict. We undertake no obligation to revise or update any forward-looking statements for any reason.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Organization and Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our 2009 Annual Report on Form 10-K and in this proxy statement for the 2010 annual meeting of stockholders.

ORGANIZATION AND COMPENSATION

COMMITTEE,

Leonard D. Schaeffer, Chairperson

Michael R. Gallagher

Dawn Hudson

Robert A. Ingram

Russell T. Ray

AUDIT AND FINANCE COMMITTEE REPORT

Our Audit and Finance Committee issued the following report for inclusion in this proxy statement in connection with the 2010 annual meeting.

1.	The Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2009 with management of Allergan and with Allergan’s independent registered public accounting firm, Ernst & Young LLP.

2.	The Audit and Finance Committee has discussed with Ernst & Young LLP those matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

3.	The Audit and Finance Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by PCAOB regarding Ernst & Young LLP’s communications with the Audit and Finance Committee concerning the accountant’s independence, and has discussed with Ernst & Young LLP its independence from Allergan and its management.

4.	Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit and Finance Committee recommended to our board of directors that the audited consolidated financial statements for the year ended December 31, 2009 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

AUDIT AND FINANCE COMMITTEE,

Russell T. Ray, Chairperson

Michael R. Gallagher

Dawn Hudson

Louis J. Lavigne, Jr.

Stephen J. Ryan, M.D.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The charter of the Audit and Finance Committee requires that it review and discuss with management and our independent registered public accounting firm any material related party transactions involving terms that differ from those that would typically be negotiated with independent parties. In connection with this requirement, all related party transactions (transactions involving our directors and executive officers or their immediate family members) are disclosed to our Audit and Finance Committee and our board at least annually. We are not aware of any transactions between us and any stockholder owning five percent or greater of our outstanding common stock but if any such transaction were to arise, it would, pursuant to the terms of the Audit and Finance Committee’s charter, be reviewed by that committee. In addition, transactions involving our directors are disclosed and reviewed by our Corporate Governance Committee in its assessment of our directors’ independence. To the extent such transactions are ongoing business relationships, the transactions are disclosed and, as applicable, reviewed annually. The Audit and Finance Committee intends to approve only those related party transactions that are in the best interests of our stockholders.

Prior to becoming our executive officer, on November 9, 2000, Dr. Scott Whitcup, our Executive Vice President, Research and Development, Chief Scientific Officer, entered into a Promissory Note secured by a Deed of Trust (the “Note”) in which he borrowed $300,000, without interest, from us for the purchase of a home, which was subsequently amended on January 8, 2003. Dr. Whitcup must repay the Note if he is terminated with or without cause or if he sells or transfers his residence in California. If Dr. Whitcup remains employed and has not sold or otherwise conveyed the property, we will forgive the Note in three equal reductions of $100,000, one of which was made on November 9, 2009 and the remaining two of which will be made on November 9, 2010 and November 9, 2011. The balance of the Note on December 31, 2009 was $200,000.

ANNUAL REPORT

Our 2009 Annual Report to Stockholders, which includes our 2009 Annual Report on Form 10-K, accompanies the proxy materials being provided to all stockholders. Those documents are not a part of the proxy solicitation materials. We will provide, without charge, additional copies of our 2009 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

OTHER BUSINESS

Stockholder Proposals for Inclusion in Proxy Statement

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2011 proxy statement, a stockholder’s proposal must be received by us no later than November 19, 2010 and must otherwise comply with Rule 14a-8 under the Exchange Act.

Stockholder Proposals for Annual Meeting

Our Restated Certificate of Incorporation contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders and not included in our proxy statement. Our Amended and Restated Bylaws expand upon and supplement the advance notice provisions in our Restated Certificate of Incorporation. Pursuant to our Restated Certificate of Incorporation and Amended and Restated Bylaws, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to our Secretary. To be timely, written notice must be received by our Secretary not less than 30 days nor more than 60 days prior to the meeting. If less than 40 days’ notice or prior public disclosure of the meeting has been given to stockholders, then notice of the proposed business matter must be received by our Secretary not later than 10 days after the mailing of notice of the meeting or such public disclosure.

Any notice to our Secretary must include as to each matter that the stockholder proposes to bring before the meeting: (i) the name and record address of the stockholder proposing such business or other stockholders supporting such proposal; (ii) the class and number of shares of our stock that are beneficially owned by the stockholder on the date of such stockholder notice and by other stockholders supporting such proposal on the date of such stockholder notice; (iii) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Amended and Restated Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any interest in such business of such stockholder or the beneficial owner, if any, on whose behalf the proposal is made; and (iv) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (a) a description of any agreement, arrangement or understanding with respect to the proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, or any others acting in concert with any of the foregoing, (b) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of our stock, (c) a representation that the stockholder is a holder of record of shares of our stock entitled to vote at such meeting and intends to appear in person or by a qualified representative at the meeting to propose such business, and (d) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding stock required to approve or adopt the proposal and/or (2) otherwise to solicit proxies from stockholders in support of such proposal. The foregoing notice requirements will be deemed satisfied by a stockholder with respect to business other than a director nomination if the stockholder has notified us of the stockholder’s intention to present a proposal at an annual meeting in compliance with the applicable rules and regulations promulgated under Exchange Act, and such stockholder’s proposal has been included in the proxy statement that we have prepared to solicit proxies at such annual meeting.

While our board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2011 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

Stockholder Nominations of Directors

Our Restated Certificate of Incorporation provides that any stockholder entitled to vote for the election of directors at a meeting of stockholders may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the address provided above not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date. If less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

Pursuant to our Restated Certificate of Incorporation and Amended and Restated Bylaws, a stockholder’s notice to our Secretary concerning the nomination of persons for election as directors must set forth: (i) the name and record address of the stockholder proposing the nomination or other stockholders supporting such nomination; (ii) the name, age, business address, residence address and principal occupation or employment of the proposed nominee; (iii) the class and number of shares of our stock that are beneficially owned by the proposed nominee; (iv) the class and number of shares of our stock that are beneficially owned by the stockholder on the date of such stockholder notice; (v) as to each person whom the stockholder proposes to nominate for election as a director, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (vi) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (a) a description of any agreement, arrangement or understanding with respect to the nomination between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, or any others acting in concert with any of the foregoing, (b) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of our stock, (c) a representation that the stockholder is a holder of record of shares of our stock entitled to vote at such meeting and intends to appear in person or by a qualified representative at the meeting to propose such nomination, and (d) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding stock required to elect the nominee and/or (2) otherwise to solicit proxies from stockholders in support of such nomination; and (vii) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our director.

In the alternative, stockholders can at any time recommend for consideration by our Corporate Governance Committee qualified candidates for our board that meet the qualifications described in this proxy statement under the heading “Corporate Governance Committee” by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination, to the Corporate Governance Committee, c/o Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. Submissions satisfying the required qualifications will be forwarded to the chairperson of the Corporate Governance Committee or such other member of the Corporate Governance Committee delegated to review and consider candidates for director nominees.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate all or portions of our filings, including this Proxy Statement, with the SEC, in whole or in part, the Audit and Finance Committee Report and the Report of the Organization and Compensation Committee contained in this Proxy Statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Douglas S. Ingram

Executive Vice President,

Chief Administrative Officer and Secretary

Irvine, California

March 12, 2010

ANNEX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALLERGAN, INC.

*  *  *  *  *

ALLERGAN, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.        The Corporation was originally incorporated on April 14, 1977, under the name of ALLERGAN PHARMACEUTICALS, INC. Pursuant to a Certificate of Amendment filed on September 26, 1986, the name of the Corporation was changed and now is ALLERGAN, INC.

2.        Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of the Corporation.

3.        ~~The text of the~~ This Certificate of Incorporation amends and restates in its entirety the Corporation’s Restated Certificate of Incorporation filed on May 22, 1989, as heretofore amended ~~is and restated and further amended~~, to read ~~in its entirety~~ as follows:

ARTICLE 1.        Name

The name of the Corporation is Allergan, Inc.

ARTICLE 2.        Registered Office

The address of the registered office of the Corporation in the State of Delaware is The Prentice-Hall Corporation ~~Trust Center, 1209 Orange Street,~~ System, Inc., 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation ~~Trust Company~~ System, Inc.

ARTICLE 3.        Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as may be amended from time to time. The Corporation shall have perpetual existence.

ARTICLE 4.        Authorized Capital Stock

The aggregate number of shares which the Corporation shall have authority to issue is ~~155,000,000,~~ 505,000,0001, to be divided into (a) ~~150,000,000~~ 500,000,000 shares of Common Stock, par value $.01 per share~~,~~ and (b) 5,000,000 shares of Preferred ~~Stock, par value $.01 per share. Upon the filing of this Restated Certificate of Incorporation with the Delaware Secretary of State, each outstanding share of Common Stock, without par value, of the Corporation shall be split into and reclassified as 66,732 shares of Common~~ Stock, par value $.01 per share.2

[1]	Pursuant to the Certificates of Amendment of the Restated Certificate of Incorporation of Allergan, Inc., which were duly adopted and approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law and filed with the Secretary of State of the State of Delaware on May 1, 2000 and September 20, 2006, the aggregate number of shares which the Corporation shall have the authority to issue was increased to 305,000,000 and then to 505,000,000.
[2]	Pursuant to the Certificate of Elimination of the Series A Junior Participating Preferred Stock of Allergan, Inc. filed with the Secretary of State of the State of Delaware on February 24, 2010, all matters set forth in the Certificate of Designations of Series A Junior Participating Preferred Stock of Allergan, Inc. filed with the Secretary of State of the State of Delaware on February 1, 2000 have been eliminated from our Restated Certificate of Incorporation. Previously, pursuant to the Certificate of Elimination of the Designation of the Series A Participating Preferred Stock of Allergan, Inc. filed with the Secretary of State of the State of Delaware on January 31, 2000, all matters set forth in the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of Allergan, Inc. filed with the Secretary of State of the State of Delaware on May 22, 1998 have been eliminated from our Restated Certificate of Incorporation.

The Board of Directors is hereby empowered to cause the Preferred Stock to be issued from time to time for such consideration as it may from time to time fix, and to cause such Preferred Stock to be issued in series with such voting powers and such designations, preferences and relative, participating, optional or other special rights as designated by the Board of Directors in the resolution providing for the issue of such series. Shares of Preferred Stock of any one series shall be identical in all respects.

ARTICLE 5.        Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE 6.        Classified Board of Directors

The number of directors that shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the bylaws of the Corporation. The directors of the Corporation shall be divided into three classes, as nearly equal in number as reasonably possible, with the directors in each class to hold office until their successors are elected and qualified. Each member of the Board of Directors in the first class of directors shall hold office until the annual meeting of stockholders in ~~1990,~~ 2011, each member of the Board of Directors in the second class of directors shall hold office until the annual meeting of stockholders in ~~1991~~ 2012 and each member of the Board of Directors in the third class of directors shall hold office until the annual meeting of stockholders in ~~1992.~~ 2013. At each annual meeting of stockholders of the Corporation, the successors to the class of directors whose term shall then expire shall be elected to hold office for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 hereof, and such directors so elected shall not be divided into classes pursuant to this unless expressly provided by such terms.

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE 7.        Removal of Directors

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office by the stockholders at any annual or special meeting of stockholders of the Corporation, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, but only for cause, by the affirmative vote of at least ~~66-2/3%~~ a majority of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors of the Corporation.

ARTICLE 8.        Board of Directors Vacancies

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE 9.        No Stockholder Action by Written Consent

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

ARTICLE 10.        Special Meetings of the Stockholders

Special meetings of the stockholders of the ~~c~~Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors or the ~~President~~ Chief Executive Officer of the Corporation. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation may not be called by any other person or persons. ~~The discretion of the Board of Directors, Chairman of the Board of Directors and President of the Corporation whether or not to call special meetings under this Article 10 shall not be affected by the provisions of Article 17.~~

ARTICLE 11.        Annual Meetings of Stockholders

At an annual meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting (a) by, or at the direction of, a majority of the directors, or (b) by any stockholder of the Corporation who complies with the notice procedures set forth in this Article 11. For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Corporation’s stock which are beneficially owned by the stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal.

The presiding officer of the annual meeting shall determine and declare at the annual meeting whether the stockholder proposal was made in accordance with the terms of this Article 11. If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this Article 11, he shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.

This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees of the Board of Directors, but, in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed and received as herein provided.

ARTICLE 12.        Stockholder Nomination of Directors

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors by any nominating committee or person appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article 12. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of the stockholder and (ii) the class and number of shares of the Corporation’s stock which are beneficially owned by the stockholder on the date of such stockholder notice. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as director of the Corporation.

The presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of this Article 12. If the presiding officer determines that a nomination was not made in accordance with the terms of this Article 12, he shall so declare at the annual meeting and any such defective nomination shall be disregarded.

ARTICLE 13.        Limitation of Director Liability

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

ARTICLE 14.        Indemnification

(a)        Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in subparagraph (b) hereof, the ~~c~~Corporation shall indemnify any such indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article 14 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (an “expense advancement”); provided, however, that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified under this Article 14 or otherwise; and provided, further, that no expense advancement shall be paid by the Corporation if independent legal counsel shall advise the Board of Directors in a written opinion that, based upon the facts known to such counsel at the time, (a) the indemnitee acted in bad faith or deliberately breached his or her duty to the Corporation or its stockholders, and (b) as a result of such conduct by the indemnitee, it is more likely than not that it will ultimately be determined that such indemnitee has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify such indemnitee. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b)        If a claim under subparagraph (a) of this Article 14 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an expense advancement, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. It shall be a defense to any such action that the indemnitee has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the indemnitee has not met the applicable standard of conduct; provided, however, that a determination by the board of directors denying an expense advancement based upon the written opinion of independent legal counsel as provided for in subparagraph (a) above shall be a complete defense to any action seeking an expense advancement, but such determination shall not be a defense or create a presumption that the indemnitee is not entitled to be indemnified hereunder upon the final disposition of the proceeding.

(c)        The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article 14 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of ~~the Restated~~ this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(d)        The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ARTICLE 15.        Business Combinations

(a)        For purposes of this Article ~~15 and for purposes of Article 16,~~15, the following terms shall have the meanings indicated, and all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 203(c) of the Delaware General Corporation Law, as in effect on ~~May 1, 1989~~ the date of filing of this Certificate of Incorporation:

(i)        “Business Combination” shall have the meaning ascribed to it in Section 203(c)(3) of the Delaware General Corporation Law; provided, however, that the term “interested stockholder,” as used therein, shall have the meaning ascribed to it in subparagraph (a)(iv) below.

(ii)        “Disinterested Shares” shall mean the shares of Voting Stock of the Corporation held by Persons other than an Interested Stockholder, and each reference herein to a percentage or portion of the Disinterested Shares shall refer to such percentage or portion of the votes entitled to be cast by the holders of such Disinterested Shares.

(iii)        “Independent Directors” shall mean the members of the Board of Directors who were directors of the Corporation prior to any Person becoming an Interested Stockholder or were recommended for election or elected to succeed such directors by a majority of such directors.

(iv)        “Interested Stockholder” shall mean any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (1) is the owner of 5% or more of the outstanding Voting Stock or (2) is an Affiliate or Associate of the Corporation and was the owner of 5% or more of the outstanding Voting Stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder; and the Affiliates and Associates of such Person. For the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock deemed to be outstanding shall include stock deemed to be ~~O~~owned by the Person through application of Section 203(c)(8) of the Delaware General Corporation Law, but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(v)        “Voting Stock” shall mean stock of the Corporation of any class or series entitled to vote generally in the election of directors of the Corporation, and each reference herein to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the votes entitled to be cast by the holders of such shares.

(b)        In addition to any affirmative vote required by applicable law or any other provision of this ~~Restated~~ Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any series of Preferred Stock, the approval or authorization of any Business Combination with an Interested Stockholder that has not been approved by a majority of the Independent Directors prior to the date that such stockholder became an Interested Stockholder, shall require the affirmative vote of the holders of not less than ~~66 2/3%~~ a majority of the Disinterested Shares then outstanding.

(c)        A majority of the Independent Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article 15, including without limitation, (i) whether a Person is an Interested Stockholder; (ii) the number of shares of Voting Stock Owned by any Person, (iii) whether a Person is an Affiliate or Associate of another

Person, (iv) whether a proposed transaction is a Business Combination and (v) whether a Business Combination shall have been approved by a majority of the Independent Directors prior to the date that a stockholder became an Interested Stockholder; and any such determination made in good faith by a majority of the Independent Directors shall be conclusive and binding for all purposes of this Article 15.

ARTICLE 16.        Board Considerations

The Board of Directors, each committee of the Board and each individual director, in discharging their respective duties under applicable law and this ~~Restated~~ Certificate of Incorporation and in determining what they each believe to be in the best interests of the Corporation and its stockholders, may consider the effects, both short-term and long-term, of any action or proposed action taken or to be taken by the Corporation, the Board of Directors or any committee of the Board on the interests of (i) the employees, distributors, customers, suppliers and/or creditors of the Corporation and its subsidiaries and (ii) the communities in which the Corporation and its subsidiaries own or lease property or conduct business, all to the extent that the Board, any committee of the Board or any individual director deems pertinent under the circumstances; provided, however, that the provisions of this Article 16 shall not limit in any way the right of the Board to consider any other lawful factors in making its determinations, including, without limitation, the effects, both short-term and long-term, of any action or proposed action on the Corporation or its stockholders directly; and provided further that this Article 16 shall be deemed solely to grant discretionary authority to the Board, each committee of the Board and each individual director and shall not be deemed to provide to any specific constituency any right to be considered.

~~ARTICLE 17.        Stockholder Rights Plan~~

~~During the period (the “Initial Period”) ending at 12:00 midnight, California time, on the second anniversary of the “Distribution Date” (as defined in the Distribution Agreement, dated as of April 11, 1989, among SmithKline Beckman Corporation, the Corporation and Beckman Instruments, Inc.), neither the Board of Directors nor the Corporation shall have the power (a) to redeem any Rights issued to the stockholders of the Corporation under the Stockholder Rights Plan adopted by the Board of Directors on May 18, 1989 (including the associated Rights Agreement, and as amended from time to time, the “Rights Plan”), or (b) by waiver, approval or exemption under, or amendment, modification or supplement to, the Rights Plan, to cause the Rights Plan to be inapplicable or inoperative with respect to any person (or group of persons), transactions or event as to which, but for such act by the Board of Directors or the Corporation, the Rights Plan would be applicable or operative by its terms, unless prior to such redemption or other such act by the Board of Directors or the Corporation, the power to do so shall have been restored by the affirmative vote of at least 85% of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors. If such power is restored by such vote of the stockholders, thereafter the Board of Directors and the Corporation shall have all of the above-enumerated powers to the extent and under the circumstances provided in the Rights Plan, and the discretion of the Board of Directors thereafter whether or not to exercise, or cause or permit the Corporation to exercise, any such powers under the Rights Plan in any specific circumstance shall not be affected by the provisions of this Article 17 or the vote of the stockholders hereunder restoring such powers. Following the expiration of the Initial Period, the Board of Directors and the Corporation may exercise any and all of the rights provided them in the Rights Plan without any vote of the stockholders of the Corporation and otherwise without being affected by this Article 17. The Corporation shall not have the power to enter into any amendment, modification or supplement to the Rights Plan or take any other act inconsistent with the provisions of this Article 17, but otherwise shall be free to amend, modify or supplement the Rights Plan in accordance with its terms.~~

ARTICLE 17.        ~~ARTICLE 18.~~ Amendment of ~~Restated~~ Certificate of Incorporation

The Corporation reserves this right to amend, alter, change or repeal any provision contained in this ~~Restated~~ Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. In addition to any affirmative vote required by applicable law or any other provision of this ~~Restated~~ Certificate of Incorporation ~~or specified in any agreement~~, and in addition to any voting rights granted to or held by the holders of any series of Preferred Stock, ~~(a) except as otherwise provided in clause (b) below,~~ the affirmative vote of the holders of not less than ~~66 2/3%~~a majority of the outstanding shares of ~~Voting Stock~~ stock of the Corporation entitled to vote generally in the election of directors of the Corporation shall be required to amend or repeal, or adopt any provisions inconsistent with, ~~(any “Change”) Articles 5, 6, 7, 8, 9, 10, 12, 13, 14, 15, 16, 17 or 18 of this Restated~~ the provisions of this Certificate of Incorporation~~; provided, however, that if any such Change is proposed by or on behalf of an Interested Stockholder or a director who is an Affiliate or Associate of an Interested Stockholder, such Change must be approved by the affirmative vote of the holders of not less than 66 2/3% of the Disinterested Shares then outstanding, and (b) until the expiration of the Initial Period as defined in Article 17, the affirmative vote of at least 85% of the outstanding shares of Voting Stock shall be required to Change Articles 17 or 18 or the final sentence of Article 10 of this Restated Certificate of Incorporation.~~

~~4.        This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law and was duly adopted by written consent of the sole stockholder in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law~~.

IN WITNESS WHEREOF, ~~ALLERGAN, INC. has caused~~ this ~~Restated~~ Certificate of Incorporation ~~to be~~ has been signed by ~~Gavin S. Herbert, its Chairman of the Board~~ David E.I. Pyott, the Corporation’s Chief Executive Officer, and attested by ~~Dean M. McCann, its~~ Douglas S. Ingram, the Corporation’s Secretary, this ~~20th~~            day of ~~May, 1989.~~            , 2010.

~~ATTEST~~		~~ALLERGAN, INC.~~

~~By:~~	~~/s/ Dean M. McCann~~	~~By:~~	~~/s/ Gavin S. Herbert~~
	~~Dean M. McCann, Secretary~~		~~Gavin S. Herbert, Chairman of the Board~~

/s/ David E.I. Pyott
David E.I. Pyott, Chief Executive Officer

/s/ Douglas S. Ingram
Douglas S. Ingram, Secretary

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2010. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M20396-P89167 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ALLERGAN, INC.

Vote on Directors

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors For Against Abstain Nominees:

1a. Michael R. Gallagher 0 0 0

1b. Gavin S. Herbert 0 0 0

1c. Dawn Hudson 0 0 0

1d. Stephen J. Ryan, M.D. 0 0 0

Vote on Proposals

The Board of Directors recommends that you vote FOR the following proposals:

For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as our 0 0 0 independent registered public accounting firm for fiscal year 2010:

3. To approve an amendment to our Restated Certificate 0 0 0 of Incorporation to eliminate the supermajority vote requirement to remove directors for cause:

4. To approve an amendment to our Restated Certificate 0 0 0 of Incorporation to eliminate the supermajority vote requirement to approve certain business combinations:

5. To approve an amendment to our Restated Certificate 0 0 0 of Incorporation to implement a majority vote requirement to amend our Restated Certificate of Incorporation:

6. To approve the amendment and restatement of our 0 0 0 Restated Certificate of Incorporation:

For address changes and/or comments, please check this box and write 0 them on the back where indicated.

Please indicate if you plan to attend this meeting. 0 0

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) [PLEASE SIGN WITHIN BOX] Date

[SAMPLE]

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided.

M20397-P89167

P r o x y ALLERGAN, INC.

ANNUAL MEETING OF STOCKHOLDERS April 29, 2010 10:00 a.m. local time Hyatt Regency Hotel 17900 Jamboree Road Irvine, CA 92614

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on Thursday, April 29, 2010.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Item Nos. 1 through 6.

By signing the proxy, you revoke all prior proxies and appoint Douglas S. Ingram and Matthew J. Maletta, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the annual meeting and all adjournments.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM NOS. 1, 2, 3, 4, 5 and 6.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)